Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
among
SANOFI-AVENTIS,
GC MERGER CORP.
and
GENZYME CORPORATION
Dated as of February 16, 2011

This copy of the Merger Agreement is filed as an exhibit to this Current Report on Form 8-K to provide information regarding its terms and it is not intended to modify or supplement any factual disclosures about Genzyme Corporation in its public reports filed with the SEC. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosure regarding any facts and circumstances relating to Genzyme. The Merger Agreement includes representations, warranties and covenants of Genzyme, Sanofi-Aventis and GC Merger Corp. made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Genzyme, Sanofi-Aventis and GC Merger Corp. and may be subject to important qualifications and limitations agreed to by Genzyme, Sanofi-Aventis and GC Merger Corp. in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Genzyme’s SEC filings or may have been used for purposes of allocating risk among Genzyme, Sanofi-Aventis and GC Merger Corp. rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Genzyme, Sanofi-Aventis and GC Merger Corp. or any of their respective subsidiaries or affiliates.

i

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INDEX OF DEFINED TERMS

Page
Acceptable Confidentiality Agreement	44
Acceptance Time	2
Acquisition Agreement	44
Acquisition Proposal	46
Affiliate	60
Agreement	1
Alemtuzumab Clinical Trial Results	17
Annual Amount	48
Antitrust Laws	50
Articles of Merger	9
Articles of Organization	17
Audited Balance Sheet	22
Bankruptcy and Equity Exception	19
beneficial owner	60
Book-Entry Share	14
Business Day	60
Bylaws	17
Capitalization Date	17
Cash Consideration	1
Certificate	14
Change of Board Recommendation	44
Closing	9
Code	15
Collective Bargaining Agreement	31
Company	1
Company Board	1
Company Board Recommendation	19
Company Disclosure Letter	16
Company Equity Awards	12
Company Equity Plan	11
Company Plan	27
Company Regulatory Agency	25
Company Requisite Vote	19
Company Restricted Stock	12
Company Rights	18
Company Rights Agreement	18
Company RSU	12
Company Securities	18
Company Stock Option	11
Compensation Action	52
Confidentiality Agreement	4
Continuation Period	46
Continuing Directors	5
Contract	19
control	60
Control Time	40
Credit Agreement	18
Current Employees	46
Current Offering	12
CVR	1
CVR Agreement	1
CVR Condition	1
Dissenting Shares	13
Early ESPP Purchase Date	12
Effective Time	10
Environmental Laws	33
Environmental Permits	34
ERISA	27
ERISA Affiliate	28
ESPP	12
Exchange Act	2
Expiration Date	2
Facilities Agreement	38
FCPA	26
FDA	25
FDCA	25
Financial Advisors	35
Financial Statements	20
Financing	38
Foreign Benefit Plans	27
Fractional CVR	4
GAAP	60
Governmental Entity	20
Indemnified Parties	48
Indemnified Party	48
Independent Directors	6
Information Statement	35
Initial Expiration Date	2
Insurance Policies	31
Intellectual Property	24
Intervening Event	45
IRS	28

v

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Page
ISRA	50
knowledge of Parent	60
knowledge of the Company	60
Law	19
Leased Real Property	23
Liens	18
Material Adverse Effect	16
Material Contracts	22
Materials of Environmental Concern	34
MBCA	9
Merger	1
Merger Agreement	1
Merger Consideration	11
Minimum Tender Condition	1
Nasdaq	2
Notice Period	45
Notices	58
Offer	1
Offer Amendment Date	2
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option Exercise Price	11
Outside Date	55
Owned Real Property	23
Parent	1
Paying Agent	14
Pending Offer	1
Permits	25
Permitted Liens	23
Person	60
PHSA	25
Post-Effective Amendment	51
Preferred Stock	17
Preliminary Prospectus	8
Proceeding	27
Prospective Financing	53
Purchaser	1
Purchaser Material Adverse Effect	36
Registration Statement	8
Release	34
Representative	60
Schedule 14D-9	4
Schedule TO	3
SEC	2
SEC Reports	20
Securities Act	22
Securities Purchase Agreement	11
Shares	1
Special Meeting	10
Subsequent Offering Period	2
Subsidiary	60
Subsidiary Securities	18
Superior Proposal	46
Surviving Corporation	9
Takeover Laws	35
Tax	32
Tax Return	32
Termination Fee	57
Top-Up Option	6
Top-Up Shares	6
Trust Indenture Act	37
Trustee	1
UK Pension Plan	30

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2011 (this “Agreement”), among Sanofi-Aventis, a French société anonyme (“Parent”), GC Merger Corp., a Massachusetts corporation and wholly-owned Subsidiary of Parent (“Purchaser”), and Genzyme Corporation, a Massachusetts corporation (the “Company”).
     WHEREAS, Purchaser has previously commenced a cash tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, “Shares”), subject to certain terms and conditions;
     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement and, accordingly, Purchaser has agreed to amend the Pending Offer to provide for the purchase of all of the issued and outstanding Shares (as the Pending Offer is so amended and as it may be amended from time to time as permitted by this Agreement, the “Offer”), for (a) $74.00 per Share (the “Cash Consideration”), net to the seller in cash without interest thereon and subject to Section 3.6 hereof, and (b) one contingent value right (“CVR”) per Share, issued by Parent subject to and in accordance with a Contingent Value Rights Agreement, by and among Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”), in substantially the form attached hereto as Exhibit A (the “CVR Agreement”), and subject to the conditions set forth herein (such Cash Consideration plus CVR, or any higher consideration per Share as may be paid in the Offer pursuant to the terms of this Agreement, the “Offer Price”);
     WHEREAS, following consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time for which no consideration will be paid) will be canceled and converted into the right to receive consideration equal to the Offer Price, upon the terms and conditions set forth herein;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has, (i) adopted this Agreement, (ii) approved the Offer and the Merger and (iii) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser; and
     WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, adopted this Agreement, and Parent, in its capacity as the sole shareholder of Purchaser, has approved this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I
THE OFFER
     Section 1.1 The Offer.
          (a) (i) Parent shall cause Purchaser to, and Purchaser shall, amend the Pending Offer to reflect the execution of this Agreement and the terms hereof as promptly as reasonably practicable after the date of this Agreement (but in no event later than the fifteenth (15th) Business Day following the date of this Agreement). The date on which Purchaser amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” The obligations of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of those conditions set forth in Annex I (the “Offer Conditions”). Unless extended in accordance with Section 1.1(a)(ii), the Offer shall expire on the later of (A) one (1) Business Day after the Registration Statement is declared effective or (B) twenty (20) Business Days after the Offer Amendment Date (the “Initial Expiration Date”), or, if the Offer has been extended in accordance with Section 1.1(a)(ii), at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with Section 1.1(a)(ii), the “Expiration Date”). Purchaser expressly reserves the right (but will not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser will not (A) decrease the Cash Consideration, amend the terms of the CVR or CVR Agreement, or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition or the CVR Condition (as defined in Annex I), (D) add to the conditions set forth on Annex I, (E) modify the conditions set forth on Annex I in a manner adverse to the holders of Shares, (F) extend the Expiration Date of the Offer except as required or permitted by Section 1.1(a)(ii), (G) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or (H) increase the Cash Consideration by an increment of less than $0.25.
               (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”), and Purchaser will, and Parent will cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any subsequent offering period for the Offer in accordance with Rule 14d-11 (a “Subsequent Offering Period”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Purchaser (A) will extend the Offer for one or more periods of time of up to ten (10) Business Days per extension if at any scheduled Expiration Date any of the Offer Conditions is not satisfied; or (B) will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The NASDAQ Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that in no circumstance will Purchaser be required to extend the Offer beyond the Outside Date.

          (b) On the Offer Amendment Date, Parent and Purchaser will file or cause to be filed with the SEC an amendment to Parent and Purchaser’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company will be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to (i) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto and (iii) provide the Company with copies of any written comments or responses thereto. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.
          (c) Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.
          (d) Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to ARTICLE VIII. If this Agreement is terminated pursuant to ARTICLE VIII, Purchaser will, and Parent will cause Purchaser to, promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated by Purchaser, or this Agreement is terminated pursuant to ARTICLE VIII prior to the acquisition of Shares in the Offer, Purchaser shall promptly return, and will cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.
          (e) The (i) Offer Price and (ii) Merger Consideration shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date hereof and prior to (A) the payment by Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer (with respect to the Offer Price) or (B) the Effective Time (with respect to the Merger Consideration).
          (f) No Fractional CVRs. No fraction of a CVR will be issued in connection with the Offer, the Merger or other transaction contemplated by this Agreement, and no certificates or scrip for any such fractional CVR shall be issued. Each holder of Shares and/or other security of the Company who would otherwise be entitled to receive a fraction of a CVR pursuant to this Agreement, after aggregating all fractional CVRs to be received by such holder (a “Fractional CVR”), shall, upon surrender of such holder’s Shares and/or other securities of the Company, receive one CVR in exchange for such Fractional CVR if the amount of such Fractional CVR is greater than or equal to 0.50 or no consideration for such Fractional CVR if the amount of such Fractional CVR is less than 0.50.
     Section 1.2 Company Consent; Schedule 14D-9. Contemporaneously with the filing of the amendment to Schedule TO or as promptly as practicable thereafter, the Company will file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 1.2, the “Schedule 14D-9”) containing, subject to Section 6.3(d) and Section 6.3(e), the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Except with respect to any amendments filed in connection with an Acquisition Proposal or a Change of Board Recommendation, Parent and Purchaser will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to (i) promptly provide Parent, Purchaser and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with Parent and Purchaser regarding any such comments prior to responding thereto and (iii) provide Parent and Purchaser with copies of any written comments or responses thereto. The Company, Parent and Purchaser agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.
     Section 1.3 Shareholder Lists. In connection with the Offer, the Company will cause its transfer agent to, furnish Parent and Purchaser with mailing labels, security position listings and readily available computer files containing the names and addresses of the record holders of the Shares as of recent date and will furnish or cause to be furnished to Parent and Purchaser such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Purchaser will hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the letter agreement regarding confidentiality, by and between Parent and the Company, dated January 31, 2011 (the “Confidentiality Agreement”), and will use such information and documents only in connection with the Offer, and, if this Agreement has been terminated by Parent or Purchaser, will deliver to the Company all such information and documents (and all copies thereof).
     Section 1.4 Directors.
          (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as satisfy at least the Minimum Tender Condition, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (ii) the percentage that such number of Shares so purchased bears to the total number of then-outstanding Shares on a fully-diluted basis, and the Company will, upon request by Purchaser, promptly increase the size of the Company Board or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will use commercially reasonable efforts to cause Purchaser’s designees to be so elected or appointed. Subject to the applicable requirements of Nasdaq, the Company will also use commercially reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board will be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company will file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Purchaser will be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to holders of Shares will be considered part of the Schedule 14D-9.
          (b) Notwithstanding the provisions of this Section 1.4, the Company, Parent and Purchaser shall cause the Company Board to include, at all times prior to the Effective Time, at least three of the members of the Company Board, selected by the members of the Company Board, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the applicable requirements of Nasdaq; provided, however, that if at any time prior to the Effective Time there shall be fewer than three (3) Continuing Directors serving as directors of the Company for any reason, then the Company Board shall take all necessary action (including creating a committee of the Company Board) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one (1) Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to be appointed to serve on the Company Board (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).
          (c) Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification, or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Articles of Organization or Bylaws, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Purchaser or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one). For purposes of considering any matter set forth in this Section 1.4(c), the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 6.5 hereof.
          (d) In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board will have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors will be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws to fill such vacancies who will not be shareholders or Affiliates of Parent or Purchaser, and such Persons will be deemed to be Independent Directors for purposes of this Agreement.
     Section 1.5 Top-Up Option.
          (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the greater of (i) the closing price of a Share on Nasdaq the last trading day prior to the exercise of the Top-Up Option or (ii) the Cash Consideration, that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option (after giving effect to the issuance of the Top-Up Shares but excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), constitutes one Share more than ninety percent (90%) of all outstanding Shares (assuming the issuance of the Top-Up

Shares). The Top-Up Option will only be exercised one time by Purchaser in whole but not in part, and only if clauses (x) and (y) of the following sentence are satisfied. The Top-Up Option will be exercised by Purchaser, and Parent will cause Purchaser to exercise the Top-Up Option, promptly (but in no event later than one (1) Business Day) after the Acceptance Time or the expiration of a Subsequent Offering Period, as applicable, if (x) at the Acceptance Time or the expiration of such Subsequent Offering Period, as applicable, Purchaser owns in the aggregate at least seventy-five percent (75%) of all Shares then outstanding (excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and (y) after giving effect to the exercise of the Top-Up Option, Purchaser would own in the aggregate one Share more than ninety percent (90%) of the number of outstanding Shares (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that the obligation of Purchaser to exercise the Top-Up Option and the obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no applicable order, injunction or other judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (B) Purchaser irrevocably commits upon acquisition of the Top-Up Shares to effect the Merger pursuant to Section 2.7, and (C) the number of Top-Up Shares to be issued pursuant to the Top-Up Option does not exceed the number of authorized and unissued shares of Company Common Stock less the maximum number of shares of Company Common Stock potentially necessary for issuance with respect to outstanding Company Equity Awards or other obligations of the Company. The parties will cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration under the Securities Act. The Top-Up Option shall terminate concurrently with the termination of this Agreement. Purchaser may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.5, in its sole discretion, to Parent.
          (b) Upon the exercise of the Top-Up Option in accordance with Section 1.5(a), Parent will so notify the Company and will set forth in such notice (i) the number of Shares that are expected to be owned by Purchaser immediately preceding the purchase of the Top-Up Shares and (ii) a place and time for the closing of the purchase of the Top-Up Shares (which, subject to applicable Law and any required regulatory approvals, will be effected as promptly as practicable and not more than two (2) Business Days after the date such notice is delivered to the Company). Such notice will also include an undertaking signed by Parent and Purchaser that, as promptly as practicable following such exercise of the Top-Up Option, Purchaser will, and Parent will cause Purchaser to, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with Section 2.7. Prior to the closing of the purchase of the Top-Up Shares, upon Purchaser’s request, the Company shall cause its transfer agent to certify in writing to Purchaser the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Purchaser will pay the Company the aggregate price required to be paid for the Top-Up Shares, and the Company shall cause to be issued to Purchaser the Top-Up Shares.

          (c) The aggregate purchase price payable for the Top-Up Shares will be paid by Purchaser as follows: (i) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares shall be paid in cash and (ii) the balance of the remaining aggregate purchase price may be paid, at Purchaser’s option, (A) in cash or (B) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or some combination thereof. The Company Board has determined that such consideration for the Top-Up Shares is adequate. Any such promissory note will be in the form attached hereto as Annex II, and will include the following terms: (1) the maturity date will be one (1) year after issuance, (2) the unpaid principal amount of the promissory note will accrue simple interest at a per annum rate of 1.31% and (3) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.
          (d) The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable Law. Parent and Purchaser acknowledge that the Top-Up Shares will not be registered under the Securities Act and would be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option is being, and the Top-Up Shares would be, acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.6 CVRs.
          (a) Parent will, at or prior to the Acceptance Time, cause the CVR Agreement to be duly authorized, executed and delivered by Parent and the Trustee.
          (b) Within fifteen (15) Business Days after the date of this Agreement, Parent and Purchaser will prepare and file a registration statement on Form F-4 with the SEC to register the CVRs to be issued in connection with the Offer and the Merger (such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). The Company will be given a reasonable opportunity to review and comment on the Registration Statement prior to filing with the SEC. Parent and Purchaser will use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC and, if required by Law, to have the CVR Agreement become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. Following the time that the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act. In furtherance and not in limitation of the foregoing, Parent and the Purchaser (i) will respond promptly to any comments from the SEC or its staff with respect to the Registration Statement, including, if necessary, by filing amendments to the Registration Statement and (ii) will request that the SEC declare the Registration Statement effective within two (2) Business Days of being informed by the SEC or its staff that either the Registration Statement will not be reviewed or that review of the Registration Statement is complete. Parent and Purchaser agree to (A) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Registration Statement, (B) consult with the Company regarding any such comments prior to responding thereto and (C) provide the Company with copies of any written comments or responses thereto. Parent and Purchaser agree to take all steps necessary to cause the Preliminary Prospectus to be disseminated to holders of Shares as an Offer Document to the extent required by applicable federal securities Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Registration Statement if and to the extent that it has become false or misleading in any material respect. Parent and Purchaser further agree to take all steps necessary to cause the Registration Statement as so corrected to be filed with the SEC and to cause any revised prospectus therein to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Purchaser will use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Offer, the Merger and the transactions contemplated by this Agreement. Parent and Purchaser will advise the Company, promptly after they receive notice, of the time when the Registration Statement has become effective, of the issuance of any stop order with respect to the Registration Statement or the suspension of any qualification of the CVRs.
          (c) Within fifteen (15) Business Days after the date of this Agreement, Parent will prepare and submit to Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs being issued in the Offer and the Merger and will use reasonable best efforts to cause the CVRs to be approved for listing (subject to notice of issuance) for trading on Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Acceptance Time.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”).
     Section 2.2 Closing; Effective Time. Subject to the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. At the Closing, the parties hereto will cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of Massachusetts, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of Massachusetts, or such later time as is specified in the Articles of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the MBCA in connection with the Merger.
     Section 2.3 Effects of the Merger. The Merger will have the effects set forth herein and in Section 11.07 of the MBCA.
     Section 2.4 Articles of Organization; Bylaws.
          (a) At the Effective Time, the Articles of Organization of the Company will be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
          (b) At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the Articles of Organization of the Surviving Corporation and as provided by applicable Law.
     Section 2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.
     Section 2.6 Special Meeting. Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7, and subject to applicable Law, the Company, acting through the Company Board, will, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its shareholders promptly following the Acceptance Time for the purpose of approving this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent, Purchaser or any of their direct or indirect Subsidiaries will be voted in favor of approval of this Agreement.
     Section 2.7 Merger Without Meeting of Shareholders. If, following the Offer and any Subsequent Offering Period, Purchaser owns at least ninety percent (90%) of the outstanding Shares, Purchaser will take all necessary and appropriate action to cause the Merger to become effective, promptly after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 11.05 of the MBCA.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
     Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following will occur:

          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to the Cash Consideration, without interest thereon and subject to Section 3.6 and (ii) one CVR (the consideration in clauses (i) and (ii), the “Merger Consideration”);
          (b) each Share held in the treasury of the Company or owned by Parent or Purchaser immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and each Share held by any direct or indirect Subsidiary of the Company or Parent (other than Purchaser) will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such Shares;
          (c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation; and
          (d) each Assumed Preferred Stock Purchase Right (as defined in that certain Securities Purchase Agreement dated as of April 17, 2001, as amended on September 26, 2001, among Novazyme Pharmaceuticals, Inc. and the several purchasers named therein (the “Securities Purchase Agreement”) outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to the Cash Consideration minus $18.20, without interest thereon and subject to Section 3.6 and (ii) one CVR.
     Section 3.2 Treatment of Equity Awards.
          (a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Acceptance Time, the Company Board (or, if appropriate, any committee administering any Company equity incentive plan (a “Company Equity Plan”)) will adopt resolutions, and the Company will take all other actions as may be required in accordance with applicable Law, each Company Equity Plan and the Company Equity Awards to give effect to the transactions contemplated by this Agreement (including this Section 3.2(a)) and to provide that:
               (i) each option to acquire Shares other than through the ESPP (“Company Stock Option”) that is outstanding and unvested immediately prior to the date which is five (5) Business Days after the Offer Amendment Date and that has an exercise price per Share underlying such Company Stock Option (the “Option Exercise Price”) that is equal to or greater than the Cash Consideration shall vest in full as of such date;
               (ii) each unexercised Company Stock Option that is outstanding immediately prior to the Acceptance Time, whether or not vested or subject to any performance or other condition, that has an Option Exercise Price that is less than the Cash Consideration, will be cancelled, and, in exchange therefor, each former holder of each such cancelled Company Stock Option will be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, (A) an amount in cash equal to (x) the excess, if any, of (i) the Cash Consideration over (ii) the Option Exercise Price, multiplied by (y) the total number of Shares subject to such Company Stock Option at the time of cancellation, and (B) one CVR per Share subject to such Company Stock Option at the time of cancellation;
               (iii) each unexercised Company Stock Option that is outstanding immediately prior to the Acceptance Time, whether or not vested or subject to any performance or other condition, that has an Option Exercise Price that is equal to or greater than the Cash Consideration, will be cancelled at the Acceptance Time without consideration;
               (iv) each Share which is a restricted Share (“Company Restricted Stock”) that is outstanding immediately prior to the Acceptance Time will vest in full, if unvested, and become non-forfeitable effective immediately prior to the Acceptance Time and will be cancelled at the Acceptance Time and converted into the right to receive the Merger Consideration, and
               (v) each Company restricted stock unit, including any Company restricted stock units which vest based on the achievement of performance conditions (“Company RSU”) that is outstanding immediately prior to the Acceptance Time will vest in full, if unvested, effective immediately prior to the Acceptance Time and the Shares issued thereunder will be cancelled at the Acceptance Time and converted into the right to receive the Merger Consideration.
          (b) All amounts payable pursuant to this Section 3.2 will be paid as promptly as practicable following the Acceptance Time, and in any event no later than ten (10) Business Days after the Acceptance Time, and Parent will cause the Surviving Corporation to make such payments as promptly as practicable after the Acceptance Time in accordance with the foregoing and the terms of the applicable Company Stock Option, Company Restricted Stock or Company RSU (collectively, “Company Equity Awards”) or the applicable Company Equity Plans pursuant to which they were issued.
          (c) The Company’s 2009 Employee Stock Purchase Plan (“ESPP”) will continue to be operated in accordance with its terms and past practice for each current Offering (as defined in the ESPP) (each, a “Current Offering”, and collectively, the “Current Offerings”); provided that if the Acceptance Time is expected to occur prior to the end of any of the Current Offerings, the Company will take all action as may be necessary to provide for Shares to be purchased in the applicable Current Offering on an earlier date in accordance with Section 5 of the ESPP (such date, the “Early ESPP Purchase Date”). The Early ESPP Purchase Date shall be prior to the Acceptance Time, and the Company will notify each ESPP participant in writing, prior to such Early ESPP Purchase Date, that the date during the applicable Current Offering on which his or her purchase right may be exercised has been changed to the Early ESPP Purchase Date (including for purposes of determining the per share exercise price of such purchase right pursuant to Section 4 of the ESPP) and that his or her purchase right will be exercised automatically on the Early ESPP Purchase Date, unless prior to such date, he or she has canceled his or her election to participate in the applicable Current Offering as provided in Section 10 of the ESPP. The Company will suspend the commencement of any future Offerings under the ESPP (excepting, for the avoidance of doubt, the Current Offerings) unless and until this Agreement is terminated.

          (d) Without limiting the foregoing, the Company shall take all actions as may be necessary to terminate each Company Equity Plan and the ESPP as of the Acceptance Time.
     Section 3.3 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing payment of fair value for such Shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration unless and until such Company shareholder will have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the MBCA but will instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Part 13 of the MBCA. From and after the Effective Time, Dissenting Shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). Parent, Purchaser and the Company agree that the Surviving Corporation will not assert that any Top-Up Shares or any promissory note used as a portion of the consideration for the Top-Up Shares negatively impact the fair value of any Dissenting Shares. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares will be determined in accordance with Part 13 of the MBCA without regard to the Top-Up Option, the Top-Up Shares or any promissory note delivered by Purchaser or Parent to the Company in payment for the Top-Up Shares.
          (b) The Company will give Parent (i) reasonably prompt notice of any demands for payment of fair value received by the Company, and any withdrawals thereof, received from shareholders or provided to shareholders by the Company with respect to any Dissenting Shares or Shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for such payment under the MBCA. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such purported payment demands or offer to settle or settle any such payment demands.
          (c) If any Company shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the MBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if the shareholder had, as of the Effective Time, been converted into the right to receive the Merger Consideration, without interest, as set forth in Section 3.1(a).
     Section 3.4 Surrender of Shares.

          (a) Prior to the Acceptance Time and from time to time after the Acceptance Time, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) (i) cash in an amount sufficient to pay the aggregate Cash Consideration and (ii) certificates representing the aggregate number of CVRs issuable pursuant to this Agreement and the CVR Agreement, and will cause the Paying Agent to timely make, all payments contemplated in Section 3.4(b). Such cash may be invested by the Paying Agent as directed by Parent; provided, that such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
          (b) Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Paying Agent will mail to each holder of record of a certificate (a “Certificate”) or a book-entry share (a “Book-Entry Share”), which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificate or Book-Entry Shares will pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and will be in such form and have such other provisions acceptable to the Company and Parent); and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(b), each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.
          (c) At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) or CVR certificates that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their Certificates and Book-Entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
          (d) After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates and Book-Entry Shares presented to the Surviving Corporation for transfer will be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE III.
          (e) In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.
     Section 3.5 Section 16. The Company Board will, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.
     Section 3.6 Withholding. Each of Parent, Purchaser and Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”) or the Treasury Regulations thereunder or any other Tax Law; it being understood that, no withholding or deduction shall be made under the Laws of France from any amounts payable or otherwise deliverable pursuant to this Agreement except to the extent that any such deduction or withholding shall be required by a change in Law (or official interpretation thereof announced by the French taxing authorities) after the date hereof. To the extent such amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     Section 3.7 Transfer Taxes. If any payment, including payment in the form of a CVR, pursuant to the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share, as applicable, is registered, it will be a condition of payment that the Certificate or Book-Entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate or Book-Entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes payable as a result of the consummation of the Offer or the Merger will be paid by Parent, Purchaser or the Surviving Corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the SEC Reports (without giving effect to any amendment to any such SEC Report filed on or after the date of this Agreement and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a

SEC Report entitled “risk factors” or constituting “forward-looking statements” or, except to the extent of any factual information contained therein, any other sections of such filings) or in the correspondingly numbered section of the disclosure letter delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (provided, however, that a matter disclosed with respect to one representation or warranty will also be deemed to be disclosed with respect to each other representation or warranty to the extent that application to such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Purchaser as follows:
     Section 4.1 Organization and Qualification. The Company is a corporation validly existing under the Laws of The Commonwealth of Massachusetts and is in good standing with the Secretary of State of Massachusetts, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act is a corporation or other legal entity validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all power and authority necessary to own its properties and conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any state of facts, change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any state of facts, changes, effects, events or occurrences will be deemed not to constitute a Material Adverse Effect to the extent resulting from (i) changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions or changes in the industries (or therapeutic areas) in which the Company operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby; (iii) any change in the market price or trading volume of the Shares, in and of itself; (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to the Company or applicable accounting regulations or principles or the interpretation thereof; (vi) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein (excluding the Company operating in the ordinary course of business consistent with past practice), or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Purchaser; (vii) any legal proceedings commenced by or involving any current or former shareholders of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby; (viii) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period, in and of itself; and (ix) the results of any clinical trial involving the humanized antibody directed against CD52 known as alemtuzumab (the “Alemtuzumab Clinical Trial Results”) except to the extent that such results adversely affect the business of the Company or its Subsidiaries not related to alemtuzumab; provided, however, that state of facts, changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of facts, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate. For the avoidance of doubt, (A) “in and of itself” means that the exceptions in clause (iii) and clause (viii) of the definition of “Material Adverse Effect” shall not exclude a determination that a state of facts, change, effect, event or occurrence underlying such change or failure has resulted in a Company Material Adverse Effect and (B) the exception in clause (ix) of the definition of “Material Adverse Effect” shall not exclude a determination that an effect of the Alemtuzumab Clinical Trial Results on the business of the Company or its Subsidiaries that is not related to alemtuzumab has resulted in a Company Material Adverse Effect.
     Section 4.2 Articles of Organization and Bylaws. The Company has heretofore made available to Parent true, correct and complete copies of the articles of organization and bylaws of the Company as currently in effect (respectively, the “Articles of Organization” and “Bylaws”). The Company is not in violation of any of the provisions of the Articles of Organization and Bylaws and none of the Company’s Subsidiaries are in violation in any respects of any of the provisions of their organizational or governing documents, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 690,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).
          (b) As of the close of business on February 10, 2011 (the “Capitalization Date”): (i) 261,778,425 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) an aggregate of 31,982,775 Shares were reserved for issuance under the Company Equity Plans upon or otherwise deliverable in connection with Company Equity Awards, of which 24,937,217 Shares are subject to outstanding Company Stock Options, zero Shares are subject to outstanding awards of Company Restricted Stock, 4,840,363 Shares are subject to outstanding Company RSUs, and 2,205,195 Shares are eligible for issuance under the ESPP; (iii) an aggregate of 28,782,825 Shares were held in the treasury of the Company and (iv) no shares of Preferred Stock were issued and outstanding. From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to acquire shares of Common Stock (including Company Equity Awards) or shares of Preferred Stock have been granted and no shares of Common Stock have been issued, except for shares of Common Stock issued pursuant to the exercise or settlement of Company Equity Awards outstanding on the Capitalization Date in accordance with their terms. An aggregate of 3,000,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the

“Company Rights”) issuable pursuant to the Fourth Amended and Restated Renewed Rights Agreement, dated as of May 28, 2004, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Company Rights Agreement”), which expired on March 28, 2009.
          (c) Except as set forth in clauses (a) and (b) of this Section 4.3 and in Section 4.3(b) of the Company Disclosure Letter (including shares of Common Stock described therein as reserved for issuance upon the exercise of Company Equity Awards), and except for the Company’s obligations under this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (C) options, warrants or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; (iii) there are no other options, calls, warrants or other rights relating to Company Securities to which the Company is a party, (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote and (v) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Shares or the value of the Company or any part thereof.
          (d) The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Company Subsidiary, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”) other than (i) Permitted Liens and (ii) any guaranty by a Company Subsidiary, pursuant to that certain (A) Indenture, dated as of June 17, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, (B) First Supplemental Indenture, dated as of June 17, 2010, by and among the Company, the Company Subsidiaries party thereto and The Bank of New York Mellon Trust Company, N.A., (C) Second Supplemental Indenture, dated as of December 28, 2010, by and among the Company, Genzyme Europe B.V. and The Bank of New York Mellon Trust Company, N.A., and (D) Credit Agreement, dated as of July 14, 2006 (the “Credit Agreement”), by and among the Company and its Subsidiaries party thereto, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, ANB AMRO Bank N.V., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents, as amended on November 30, 2010. There are not outstanding or authorized any options or other rights to acquire from the Company Subsidiaries, or any obligations of the Company Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company Subsidiaries (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants or other rights, relating to Subsidiary Securities to which the Company or its Subsidiaries is a party.

     Section 4.4 Authority.
          (a) The Company has all necessary corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of Shares to the extent required by applicable Law, to consummate the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Offer and the Merger (other than approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).
          (b) The Company Board (at a meeting or meetings duly called and held) has: (i) determined that this Agreement and the Offer and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Offer and the Merger, (iv) directed that this Agreement be submitted to the holders of Shares for approval (unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7); and (v) consented to the Offer and resolved to recommend acceptance of the Offer and approval of this Agreement by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.
     Section 4.5 No Conflict; Required Filings and Consents.
          (a) Except as set forth on Schedule 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the consummation of the Offer, and, subject to the approval of this Agreement by the holders of Shares under the MBCA to the extent required by applicable Law, the consummation by the Company of the Merger do not and will not, (i) conflict with or violate the Articles of Organization or Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or its Subsidiaries or by which any of their respective properties are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory authority, agency, court, commission, or any other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Information Statement and the Post-Effective Amendment), and state securities, takeover and “blue sky” laws, (ii) material provisions of the Antitrust Laws of the jurisdictions set forth on Annex III, (iii) applicable requirements of Nasdaq, (iv) applicable requirements of the MBCA, (v) applicable requirements of federal and state health care Laws, (vi) any Law applicable to this Agreement or the transactions contemplated hereby due to the characteristics of Parent or Purchaser or the nature of their businesses, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.6 SEC Reports; Financial Statements; Sarbanes-Oxley; Undisclosed Liabilities.
          (a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC under applicable Law, including the Exchange Act, since January 1, 2008 (such documents filed since January 1, 2008 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of applicable Law, including the Exchange Act, the Securities Act of 1933, as amended, and the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the Offer and the transactions contemplated by this Agreement. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.
          (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).
          (c) The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
          (d) To the knowledge of the Company, as of the date hereof, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or its Subsidiaries. Neither the Company or its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or its Subsidiaries has discharged, demoted or suspended an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
          (e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the SEC Reports, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (f) Neither the Company nor its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (iii) arising from contractual obligations under Contracts set forth in Section 4.7 of the Company Disclosure Letter or other Contracts not required to be listed therein, (iv) liabilities resulting from the Company’s compliance with Section 6.1, (v) investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (vi) liabilities that would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC prior to the date hereof.
     Section 4.7 Contracts.
          (a) As of the date hereof, except as set forth as an exhibit to the SEC Reports or on Section 4.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or any of their respective assets are bound by any:
               (i) Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty in excess of $100 million;
               (ii) Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);
               (iii) Contract that contains any non-compete provision that limits or purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any line of business, other than those that, in each case, would not be material to the Company or its Subsidiaries, taken as a whole; or
               (iv) Contract with a third party containing a “standstill” that restricts the ability of the Company, its Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of such third party or its Affiliates.
          (b) All Contracts of the type described in Section 4.7(a) above to which the Company or its Subsidiaries is a party to or by which their respective assets are bound by as of the date of this Agreement, together with the Contracts set forth on Section 4.7 of the Company Disclosure Letter and the Contracts filed as exhibits to the SEC Reports, are referred to herein as the “Material Contracts.” Prior to the date of this Agreement, the Company, subject to the Confidentiality Agreement, has made available to Parent, to the extent a correct, complete and unredacted copy of a Material Contract is not available to the public on the website maintained by the SEC, a correct, complete and unredacted copy of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole: (i) each Material Contract is valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by it under each Material Contract. Except in any case of default as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, by any other party. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, or received any notice of breach or default in any material respect under any Material Contract which breach or default has not been cured.
     Section 4.8 Properties. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (a) holds good title to all real property assets reflected in the latest balance sheet included in the SEC Reports as being owned by the Company or its Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof), free and clear of all Liens, except (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) other statutory Liens securing payments not yet due, and (iv) such imperfections or irregularities of title, claims, liens (including mechanics’ liens), charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the current or intended use of the properties or assets subject thereto or affected thereby or otherwise materially impair current or planned business operations at such properties (collectively, the “Permitted Liens”), (b) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (c) is the lessee of all leasehold estates reflected in the Financial Statements or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of since the date thereof) (collectively, with respect to real property, the “Leased Real Property”) and (x) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception and (y) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.
     Section 4.9 Intellectual Property.

          (a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property used in the conduct of their respective business as currently conducted and as currently proposed to be conducted; (ii) to the knowledge of the Company, the use of such Intellectual Property by the Company and its Subsidiaries in the conduct of their respective business as currently conducted and as currently proposed to be conducted does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use such Intellectual Property; (iii) no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; (iv) there is no litigation, opposition or cancellation proceeding pending (or to the knowledge of the Company, threatened) against the Company concerning the ownership, validity, registerability, enforceability or infringement or use of any of the Intellectual Property owned or used by the Company and its Subsidiaries nor has the Company received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries, (v) to the knowledge of the Company, no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used in the conduct of their respective business as currently conducted and as currently proposed to be conducted, or is being enforced, in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, nor is any such Intellectual Property subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the validity or enforceability of such Intellectual Property, or that restricts such use by the Company or any of its Subsidiaries, and (vi) to the knowledge of the Company, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in: (x) the Company or any of its Subsidiaries granting to any third Person any right to any material Intellectual Property owned by, or licensed to, the Company and its Subsidiaries, or (y) the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business. Following the consummations of the transactions contemplated by this Agreement, to the knowledge of the Company, the Company and its Subsidiaries will have the right to exercise all of their current material rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property of a third Person, without the payment of any additional consideration as a result of such transaction and without the necessity of any third Person consent as a result of such transaction. For purposes of this Agreement, “Intellectual Property” means all U.S. or foreign intellectual property or proprietary rights, including any rights available under trademarks, service marks, trade names, brand names, certification marks, trade dress, logos and corporate names, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof; trade secrets and rights to limit the use or disclosure thereof by any Person; and copyrights and other works of authorship, all registrations or applications for registration of copyrights, any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (b) The Company and, to the knowledge of the Company, its Subsidiaries, have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and to assign to the Company or its Subsidiaries all right, title and interest in and to the Intellectual Property made or developed by such Persons in the course of their employment or engagement by the Company or its Subsidiaries. To knowledge of the Company, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.
     Section 4.10 Compliance.
          (a) Since January 1, 2008, each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations and that are material to the Company and its Subsidiaries, taken as a whole, including any such Laws enforced by the FDA and comparable foreign Governmental Entities, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. This Section 4.10 shall not apply with respect to Tax matters, which shall be governed by Section 4.16.
          (b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold all licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries (the “Permits”), and all such Permits are valid, and in full force and effect. Except as has been separately disclosed to Purchaser prior to the date of this Agreement, since January 1, 2008, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. Except as has been separately disclosed to Purchaser prior to the date of this Agreement, the Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole.

          (c) The Company and its Subsidiaries are in compliance in all material respects with the consent decree entered into by the Company with the FDA on May 24, 2010.
          (d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole, since January 1, 2008, all applications, submissions, information and data utilized by the Company or the Company’s Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or its Subsidiaries in connection with, any and all requests for Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.
          (e) Since January 1, 2008, neither the Company, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole.
          (f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. To the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and similar Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
          (g) For the avoidance of doubt, the provisions of this Section 4.10 do not apply to Environmental Laws or Materials of Environmental Concern.
     Section 4.11 Absence of Certain Changes or Events.
          (a) Since September 30, 2010 through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and except as provided in or contemplated by this Agreement, as set forth in Section 4.11(a) of the Company Disclosure Letter or as required by applicable Law, neither the Company nor any of its Subsidiaries has taken any action since September 30, 2010 that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.1.

          (b) Since September 30, 2010 through the date of this Agreement, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.
     Section 4.12 Absence of Litigation. Except as has been separately disclosed to Purchaser prior to the to date of this Agreement, as of the date hereof (and in the case of an inquiry or investigation by a Governmental Entity, to the knowledge of the Company), there is no Proceeding (excluding any inquiry or investigation not by a Governmental Entity and patent prosecutions) pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any of its or their properties, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor its Subsidiaries nor any of their respective properties is subject, or, to the knowledge of the Company, threatened to be subject, to any outstanding judgment, settlement, award, order, writ, injunction or decree, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. This Section 4.12 shall not apply with respect to Tax matters, which shall be governed by Section 4.16. “Proceeding” means a claim, action, suit, arbitration, mediation, inquiry or investigation or proceeding by or before any Governmental Entity
     Section 4.13 Employee Benefit Plans.
          (a) Section 4.13(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), or where substantially the same form of any of the foregoing covers more than one person, the form thereof, providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, which are now maintained, sponsored or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has any material obligation or liability, whether actual or contingent, including all material incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates who are or were regularly employed outside the United States. Section 4.13(a) of the Company Disclosure Letter (as the same may be amended or supplemented not later than ten (10) Business Days following the date hereof with respect to Foreign Benefit Plans), sets forth a true, complete and correct list of each material Foreign Benefit Plan (other than any Foreign Benefit Plan required by applicable Law to be so maintained, sponsored or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries, or any of its or their ERISA Affiliates). For purposes of this Section 4.13, “ERISA Affiliate” shall mean any Person (whether or not incorporated) that, together with any other Person, is or has within the last six (6) years been considered, a single employer under Section 414 of the Code or 4001(b) of ERISA. The Company has no express or implied commitment to terminate, modify or change any Company Plan, other than with respect to a termination, modification or change required by applicable Law, including ERISA or the Code, or as expressly permitted by this Agreement, or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) With respect to each Company Plan (other than Foreign Benefit Plans), the Company has made available to Parent (whether through public filings or otherwise) true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Plan (or, in any case where Company Plans in substantially the same form cover more than individual, the form of such Company Plan) or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any material notices to or from the IRS or any office or representative of the Department of Labor or other applicable Governmental Entity relating to any unresolved compliance issues in respect of any such Company Plan; and (viii) all material amendments, modifications or supplements to such Company Plan. With respect to each Foreign Benefit Plan, the Company shall make available true, complete and correct copies of the items identified in each of clauses (i), (iii), (vi), (vii) and (viii) above within ten (10) Business Days following the date hereof.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been administered in accordance with its terms, any applicable Collective Bargaining Agreement, ERISA, the Code (including Section 409A of the Code) and all other applicable Law, including timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Plans as of the date of this Agreement. With respect to each of the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability (contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Each Company Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has received notice of, and there are no pending or, to the knowledge of the Company, threatened, audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the normal course). Except as set forth in Section 4.13(c)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation for retiree healthcare or retiree life insurance benefits under any Company Plan (other than a Foreign Benefit Plan) or Collective Bargaining Agreement covering employees located in the United States other than for continuation coverage required to be provided pursuant to Section 4980B of the Code and at the sole expense of such participant. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material obligation for retiree healthcare or retiree life insurance benefits under any Foreign Benefit Plan or Collective Bargaining Agreement covering employees located outside of the United States other than as required pursuant to applicable Law. Other than as set forth on Section 4.13(c)(ii) of the Company Disclosure Letter or as otherwise provided by applicable Law, each Company Plan that provides retiree healthcare or retiree life insurance benefits may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time.
          (d) No Company Plan subject to ERISA is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” subject to Sections 4063/4064 of ERISA or Section 413(c) of the Code and none of the Company, any of its Subsidiaries or its or their ERISA Affiliates has sponsored or contributed to (or been required to contribute to) a “multiemployer plan” or “multiple employer plan,” in either case, that is subject to ERISA.
          (e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or its or their ERISA Affiliates maintains or contributes to (or is required to contribute to), or during the six-year period prior to the date hereof has maintained or contributed to (or been required to contribute to), any Company Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each plan set forth on Section 4.13(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and no such plan is in “at risk,” “endangered” or “critical” status within the meaning of Sections 430 and 432 of the Code; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been fully and accurately reported in a timely fashion, as required; (iii) there has not been a partial termination; and (iv) none of the following events has occurred: (A) the filing of a notice of intent to terminate, or (B) the treatment of an amendment to such a Company Plan as a termination under Section 4041 of ERISA and, to the knowledge of the Company, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation which remains outstanding and unsatisfied.
          (f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter (as the same may be amended or supplemented not later than ten (10) Business Days following the date hereof with respect to Foreign Benefit Plans and not later than ten (10) Business Days following the date hereof with respect to clause (ii) of this subsection (f)), neither the execution of this Agreement nor the consummation of the Merger will constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former director, employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code.
          (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no debt which has arisen under section 75 or section 75A of the Pensions Act 1995 in relation to the Genzyme Ltd. Retirement Benefits Scheme (the “UK Pension Plan”) is unpaid or outstanding, (ii) the UK Pension Plan is not in the process of being wound-up, (iii) no event has occurred or would on, or as a result of, the Closing occur which would, or could, result in or entitle the UK Pension Plan to be wound-up, terminated or closed in whole or in part or alter the balance of powers between the sponsoring employer and the trustees applicable immediately prior to the Closing, (iv) none of the Company, any of its Subsidiaries or its or their Affiliates has been issued with a contribution notice or financial support direction by the UK Pensions Regulator in accordance with its powers under section 38 to 51 of the UK Pensions Act 2004 and there are no facts or circumstances which would reasonably be expected to result in the issue of either.
          (h) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered (and where applicable, accepted for registration) and has been maintained in good standing with applicable regulatory authorities; and no material fact or event has occurred that would reasonably be expected to adversely affect such good standing status or result in the imposition of any liability, penalty or Tax under applicable Law; (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law; (iv) all employer and employee contributions to each Foreign Benefit Plan required by applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (v) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.
     Section 4.14 Labor and Employment Matters.
          (a) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” or redundancy Law, the Fair Labor Standards Act, as amended, and any foreign, state or local equivalents, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or, to the knowledge of the Company, threatened, organizational campaigns, petitions or other activities or proceedings of any labor union, works council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization, (ii) there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.
          (b) Section 4.14(b) of the Company Disclosure Letter lists all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, including any industry-wide or statutorily mandated agreement in a non-U.S. jurisdiction, that cover any employees of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or otherwise bound (each, a “Collective Bargaining Agreement”). Except as set forth on Section 4.14(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under applicable Law or any written agreement).
     Section 4.15 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.
     Section 4.16 Tax Matters.

          (a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed, or have caused to be duly and timely filed (in each case, taking into account extensions validly obtained) all Tax Returns required to be filed, (ii) all such Tax Returns are true, complete and accurate, (iii) all Taxes due and payable by the Company and its Subsidiaries (whether or not shown on such Tax Returns), including Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other third party, have been timely paid, except in each case of clauses (i) through (iii) with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent Financial Statements, (iv) no Tax authority has asserted, or threatened in writing to assert, a U.S. federal or state, or to the knowledge of the Company, foreign Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries that has not been paid or otherwise settled, (v) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding two (2) years, (vi) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (vii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, (viii) to the knowledge of the Company, no claim has been made in the last three years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, and (ix) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of U.S. federal or state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal or state income or franchise Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return.
          (b) For purposes of this Agreement, “Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, and “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns, in each case, in respect of Taxes filed or required to be filed with a taxing authority and, in each case, any amendments thereto.
     Section 4.17 Environmental Matters.

          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply, and have complied since January 1, 2008, with all applicable Environmental Laws (as defined below), which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits (as defined below) required under such Environmental Laws for the Company and its Subsidiaries to operate; (ii) there are no Materials of Environmental Concern (as defined below) at any of the properties at which the Company or any of its Subsidiaries owns, leases or operates or, to the knowledge of the Company, at properties formerly owned, leased or operated by the Company or its Subsidiaries under circumstances that are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) as of the date hereof, neither the Company nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the knowledge of the Company no such Proceeding has been threatened; and (v) to the knowledge of the Company, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or its Subsidiaries or any currently or formerly owned, leased or operated properties of the Company or its Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring liability under any applicable Environmental Law.
          (b) The consummation of the Merger by the Company does not require the prior consent or pre-approval of any Governmental Entity with jurisdiction over the Company or any of its Subsidiaries regarding environmental matters (including Environmental Permits), except such consents or pre-approvals under Section 4.5(b)(vii) hereof.
          (c) Notwithstanding any other representations and warranties in this Agreement, and except for the representations and warranties in Section 4.6, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
          (d) For purposes of this Agreement, the following terms have the meanings assigned below:
“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.
“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or waste defined and regulated as such under Environmental Laws.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
     Section 4.18 Affiliate Transactions. Except as set forth in Section 4.18 of the Company Disclosure Letter, no executive officer or director of the Company or its Subsidiaries and no Person known by the Company to currently own five percent (5%) or more of the Shares, is a party to any Contract with or binding upon the Company or its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the SEC Reports.
     Section 4.19 Schedule 14D-9; Offer Documents; Information Statement.
          (a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents or the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
          (b) The letter to shareholders, notice of meeting and information statement or proxy statement and form of proxy, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the

“Information Statement”) will not, at the time the Information Statement is first mailed to shareholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement. The Information Statement will, at the time the Information Statement is first mailed to shareholders of the Company, at the time of the Special Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
     Section 4.20 Opinion of Financial Advisors. Prior to the execution of this Agreement, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. (the “Financial Advisors”) each has delivered to the Company Board its oral opinion (to be confirmed in writing), dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Cash Consideration and the CVR to be paid to the holders of Shares (other than Parent and its Affiliates) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A correct and complete copy of the written opinion of each of the Financial Advisors will be delivered to Parent for informational purposes only promptly after receipt thereof by the Company.
     Section 4.21 Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries, other than the Financial Advisors.
     Section 4.22 Takeover Laws. The action taken by the Company Board described in Section 4.4(b) represents all the action necessary to ensure that the requirements and restrictions set forth in Chapters 110C and 110F of the Massachusetts General Laws do not apply to Parent or Purchaser in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, and the Company has opted out of application of Chapter 110D of the Massachusetts General Laws (such Chapters 110C, 110D, and 110F are collectively referred to as the “Takeover Laws”). To the knowledge of the Company, no other state takeover statute is applicable to the Offer, the Merger or the other transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:
     Section 5.1 Organization. Parent is a société anonyme duly organized and validly existing under the Laws of the Republic of France and Purchaser is a corporation validly existing and in good standing under the laws of Massachusetts. Each of Parent and Purchaser has with all power and authority necessary to own its properties and conduct its business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement. “Purchaser Material Adverse Effect” means any change, effect, event or occurrence, individually or in the aggregate, that has or would be expected to have a material adverse effect on the ability of Parent or Purchaser to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.
     Section 5.2 Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the Offer and the Merger have been duly and validly authorized by all necessary corporate action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Offer and the Merger (other than the filing with the Secretary of State of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including mandat ad hoc, conciliateur, procedure de sauvegarde), general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, and (ii) to the effects of mandatory provisions of the laws of any jurisdictions which are applicable irrespective of the Law governing this Merger Agreement or the CVR Agreement (lois de police) and any public policy consideration (including French public international policy “ordre public international”).
     Section 5.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement and the consummation of the Offer and the Merger by Parent and Purchaser, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (b) The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation of the Offer and the Merger by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, including those set forth on Schedule 5.3(b), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) material provisions of the Antitrust Laws of the jurisdictions listed in Annex III, (iii) applicable requirements of the MBCA, (iv) the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if required by Law, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
     Section 5.4 Absence of Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
     Section 5.5 Offer Documents; Schedule 14D-9; Registration Statement; Information Statement.
          (a) None of the Offer Documents, the Registration Statement nor the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company or any Affiliate of the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.
          (b) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Information Statement, at the time the Information Statement is mailed to shareholders of the Company and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 5.6 Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.
     Section 5.7 Availability of Funds; Financing.
          (a) Parent has delivered to the Company true and complete fully executed copies of the Term Facilities Agreement, dated as of October 2, 2010, between Parent and BNP Paribas, J.P. Morgan PLC and Société Générale Corporate & Investment Banking, including all exhibits, schedules, annexes and amendments to such in effect as of the date of this Agreement (the “Facilities Agreement”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Facilities Agreement. The Facilities Agreement has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Facilities Agreement have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Facilities Agreement is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Facilities Agreement in the form so delivered to the Company. Subject to the terms and conditions of the Facilities Agreement, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Purchaser, including cash on hand, will, in the aggregate, through the expiration of the Offer and at the Acceptance Time, Effective Time and the Closing, be sufficient to pay all amounts to be paid by Parent and Purchaser in connection with this Agreement and to consummate the transactions contemplated hereby, including amounts necessary to accept for payment and pay for any Shares pursuant to the Offer, to pay any amounts required to be paid pursuant to ARTICLE III, to consummate the Merger, to pay Parent and Purchaser’s costs and expenses, and to pay any debt required to be repaid in connection with the Merger, and there is no restriction on the use of such cash for such purpose.
          (b) As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Facilities Agreement or, to the knowledge of Parent, any other party to the Facilities Agreement, and (ii) subject to the satisfaction of the Offer Conditions and the conditions contained in ARTICLE VII hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary to pay all amounts to be paid by Parent and Purchaser in connection with this Agreement and to consummate the transactions contemplated hereby, including amounts necessary to accept for payment and pay for any Shares pursuant to the Offer, to pay any amounts required to be paid pursuant to ARTICLE III, to consummate the Merger, to pay Parent and Purchaser’s costs and expenses, and to pay any debt required to be repaid in connection with the Merger, will not be available to Parent and Purchaser through the expiration of the Offer and at the Acceptance Time, Effective Time and the Closing. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Facilities Agreement, and Parent will pay when due all other fees arising under the Facilities Agreement as and when they become payable.
     Section 5.8 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
     Section 5.9 Share Ownership. Parent, Purchaser and their respective Affiliates (a) beneficially own an aggregate of 100 Shares and (b) do not and have not beneficially owned any other Company Securities in the three (3) years prior to the date of this Agreement.
     Section 5.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Offer or the Merger. The vote or consent of Parent as the sole shareholder of Purchaser (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement, the Offer or the Merger.
     Section 5.11 Investigation by Parent and Purchaser.
          (a) Each of Parent and Purchaser (i) has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and (ii) acknowledges that each of Parent and Purchaser has been provided access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. In entering into this Agreement, each of Parent and Purchaser has relied solely upon its own investigation and analysis, and each of Parent and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Purchaser or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Purchaser with respect to (x) any projections, estimates or budgets for the Company or its Subsidiaries or (y) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Purchaser or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV. To the knowledge of Parent, none of the Company’s representations or warranties are untrue in any material respect.

          (b) In connection with Parent’s and Purchaser’s investigation of the Company, each of Parent and Purchaser has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Purchaser is familiar with such uncertainties, that each of Parent and Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Purchaser and its Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Purchaser acknowledges that, without limiting the generality of this Section 5.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.
     Section 5.12 Other Agreements. Parent has disclosed to the Company all material contracts, agreements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company Pending the Merger. Except as provided in this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or in the SEC Reports, as required by applicable Law or as consented to by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (ii) the Effective Time (such earlier time, the “Control Time”), the Company will, and cause its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice. Without limiting the generality of the foregoing and except as provided in this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or in the SEC Reports, or as required by applicable Law, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned (other than actions referred to below in clauses (a), (b), (c), (e), (k), (q) and, to the extent pertaining to any item covered by such clauses, clause (s)), the Company will not, and will cause its Subsidiaries not to:
          (a) amend or otherwise change its articles of organization or bylaws or any similar governing instruments;
          (b) issue, grant, confer, award, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities (except for (i) the issuance of shares of Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement and (ii) the grant of

Company Equity Awards in connection with new hires in the ordinary course of business consistent with past practice);
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company);
          (d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of the Company (other than the acquisition of Shares tendered by directors, officers, employees or former employees (i) in connection with a cashless exercise of Company Stock Options outstanding as of the date of this Agreement or issued pursuant to Section 6.1(b)(ii) of this Agreement, or (ii) in order to pay Taxes in connection with the exercise or vesting of Company Equity Awards outstanding as of the date of this Agreement or issued pursuant to Section 6.1(b)(ii) of this Agreement;
          (e) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any material sale, license lease, encumbrance or other disposition of any business, assets or securities, in each case other than (i) in the ordinary course of business consistent with past practice and (ii) (except as applicable to licenses) in individual transactions involving less than $25 million in assets;
          (f) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof);
          (g) authorize or make any capital expenditures in excess of $25 million;
          (h) incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness for borrowed money of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company) outside the ordinary course of business consistent with past practice (provided, that any indebtedness that the Company or any of its Subsidiaries incurs, assumes, guarantees or endorses or otherwise becomes responsible for after the date of this Agreement shall provide that consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not be a breach, violation or default (or an event that with notice or lapse of time or both would become a default) under the terms of such indebtedness);
          (i) (A) other than in the ordinary course consistent with past practice or as required by applicable Law or as expressly permitted by this Agreement, enter into any new, or amend, or terminate any existing Collective Bargaining Agreements, employment, change of control, retention, indemnification, termination, severance, consulting, bonus, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees, (B) except as expressly permitted by this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Company Plan to the extent not required by the terms of such Company Plan as in effect on the date of this Agreement or by applicable Law, or (C) grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants, except in each case for (x) new employment or consulting agreements with individuals who are not presently officers or directors of the Company and (y) ordinary course increases and other similar payments associated with promotions or reviews, and ordinary course terminations and severance, in each case with respect to clauses (x) and (y), in the ordinary course of business consistent with past practice;
          (j) except as permitted by the preceding clause (i), establish, adopt, enter into, amend in any respect (other than as required by applicable Law) or terminate any Company Plan or Collective Bargaining Agreement, except as provided in Section 3.2, or adopt or enter into any other material employee benefit plan or arrangement that would be considered a Company Plan if it were in existence on the date of this Agreement;
          (k) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
          (l) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, in each case, if such action would (i) result in an increase in the Tax liability of the Company and its Subsidiaries, taken as a whole, of more than $5 million individually or $25 million in the aggregate or (ii) have an adverse effect on the Company and its Subsidiaries, taken as a whole, that is material; provided, that, prior to making or changing an entity classification election pursuant to Treasury Regulation Section 301.7701-3 with respect to any Subsidiary of the Company (other than (A) an “initial” classification election for a newly-formed Subsidiary or (B) an election made in connection with a sale or other disposition of such Subsidiary), the Company shall provide written notice to Parent within a reasonable time prior to filing such election;
          (m) compromise, settle or agree to settle any Proceeding or claim other than compromises, settlements or agreements that (i) involve only the payment of monetary damages of less than $5 million individually or $25 million in the aggregate or (ii) are permitted under Section 6.15;
          (n) purchase, redeem or otherwise acquire, directly or indirectly, any Shares or any rights, warrants or options to acquire any such Shares;
          (o) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets, other than, except with respect to capital stock of any Subsidiary of the Company, in the ordinary course of business consistent with past practice;
          (p) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property, which failure to maintain or to further prosecute would reasonably be expected to have a Material Adverse Effect or that would otherwise cause the Company to be in breach of its representations and warranties set forth in Section 4.9;
          (q) enter into any Contract that would, after giving effect to the Merger, limit or purport to limit in any material respect the type of business in which Parent and its Subsidiaries may engage;
          (r) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or
          (s) agree to take any of the actions described in Section 6.1(a) through (r).
     Section 6.2 Access to Information; Confidentiality.
          (a) From and after the date of this Agreement until the Control Time, the Company will use commercially reasonable efforts upon reasonable advance notice to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request, and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request.
          (b) Information obtained by Parent or Purchaser pursuant to Section 6.2(a) will constitute “Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.
          (c) Nothing in this Section 6.2 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine.
     Section 6.3 Acquisition Proposals.
          (a) Subject to Section 6.3(b), Section 6.3(d) and Section 6.3(e), until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, the Company will not, will cause its Subsidiaries not to, and will use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage (including by way of furnishing non-public information), knowingly facilitate or knowingly induce or take any other action designed to lead to, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, the submission of any Acquisition Proposal or engage, enter into, continue or participate in any negotiations or discussions with respect thereto or furnish any non-public information concerning the Company and its

Subsidiaries to any Person in connection with any Acquisition Proposal, (ii) except for a confidentiality agreement contemplated pursuant to Section 6.3(b), enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal (any action described in this clause (iii) being referred to as a “Change of Board Recommendation”). The Company will cease and cause to be terminated any solicitation, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and will request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person.
          (b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a written Acquisition Proposal that the Company Board believes in good faith is bona fide, (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (iii) such Acquisition Proposal did not result from a material breach of this Section 6.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations regarding such Acquisition Proposal; provided, that (x) the Company will not, and will use reasonable best efforts to not allow its Representatives to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and that would not prohibit compliance by the Company with the provisions of this Section 6.3 (an “Acceptable Confidentiality Agreement”) (a copy of which shall be provided to Parent promptly after its execution), and (y) the Company will provide to Parent any non-public information concerning the Company or its Subsidiaries that was not previously provided or made available to Parent prior to or concurrently with providing or making available such non-public information to such other Person.
          (c) Prior to the Acceptance Time, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48) hour period) the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request) and thereafter shall promptly keep Parent informed of all material developments of any such proposals, offers, inquiries, or requests (and the Company shall provide Parent with copies of any additional written materials received that revise, in any material respect, such proposals or offers, inquiries, or requests).

          (d) Notwithstanding anything in Section 6.3 to the contrary, if (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith is bona fide, and (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, concludes in good faith such Acquisition Proposal constitutes a Superior Proposal, then, subject to compliance with Section 8.5, the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) effect a Change of Board Recommendation and/or (y) (A) in the event such Acquisition Proposal did not result from a material breach of this Section 6.3 or (B) in the event such Acquisition Proposal did result from a material breach of this Section 6.3 and on the Expiration Date occurring after such breach all Offer Conditions except the Minimum Tender Condition had been satisfied or waived, terminate this Agreement and concurrent with such termination cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless the Company has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Acquisition Proposal and delivering to Parent a copy of the Acquisition Agreement and other relevant documents for such Superior Proposal in the form to be entered into), at least three (3) Business Days in advance of its intention to take such action with respect to such Superior Proposal, unless there are less than three (3) Business Days prior to the then scheduled Expiration Date, in which case, the Company will provide such written notice as far in advance of the then scheduled Expiration Date as practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate), (ii) the Company shall take into account all changes to the terms of this Agreement irrevocably proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal and (iii) any amendment, in any material respect, to the terms of such Superior Proposal shall require a new notice pursuant to this Section 6.3(d) and a forty-eight (48) hour extension (from the time Parent receives such notice) of the Notice Period then applicable). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposals).
          (e) Notwithstanding anything in Section 6.3(a) to the contrary, the Company Board may, at any time prior to the Acceptance Time, effect a Change of Board Recommendation in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. An “Intervening Event” means, with respect to the Company, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, reasonably foreseeable by the Company Board; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

          (f) Nothing contained in this Section 6.3 will prohibit the Company Board from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.
          (g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that is structured to result in such Person or group to acquiring, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger, and (ii) “Superior Proposal” means an Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (a) 50% or more of all classes of equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any Subsidiary of the Company), taken as a whole, that the Company Board has determined (after consultation with its financial advisor and outside counsel) are superior, from a financial point of view, to this Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement irrevocably proposed by Parent to the Company, prior to the expiration of the period referred to in Section 6.3(d)(y).
     Section 6.4 Employment and Employee Benefits Matters.
          (a) Parent will cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Control Time and ending on the first anniversary thereof (the “Continuation Period”), to (i) maintain for the individuals employed by the Company at the Control Time (the “Current Employees”) and who remain employees of the Surviving Corporation during the Continuation Period base compensation and target incentive compensation that is no less favorable to each Current Employee than such Current Employee’s base compensation and target incentive compensation immediately prior to the Control Time, and (ii) provide benefits that are of comparable economic value in the aggregate to the benefits provided by the Company as of immediately prior to the Control Time (excluding, for purposes of Section 6.4(a)(i) and (ii) equity and equity-based compensation, retention, stay, or transaction bonuses or similar arrangements); provided, however, that nothing in this Section 6.4 will be construed as an amendment to or prevent the amendment or termination of any particular Company Plan or employee benefit plan of Parent or any of its Subsidiaries, to the extent permissible thereunder, or interfere with the Parent’s or any of its Subsidiaries’ or the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Parent will cause the Surviving Corporation and each of its Subsidiaries to honor all obligations and agreements relating to 2010 Bonuses (as defined in Section 4.13(a) of the Company Disclosure Letter) as are, and to the fullest extent, set forth in Section 6.4(a) of the

Company Disclosure Letter. During the Continuation Period, Parent will cause the Surviving Corporation to pay or cause to be paid, consistent with the Company’s past practice in similar circumstances, to each Current Employee (i) who is involuntarily terminated or (ii) in the case of any employee covered by an employment, change in control, severance or similar agreement or entitlement providing for benefits upon a voluntary termination for good reason, who terminates employment voluntarily for good reason as therein defined, severance in accordance with past practices, including with respect to bonuses.
          (b) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees prior to the Control Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes; provided, that the foregoing crediting of service shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. For the calendar year in which the Control Time occurs, Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Control Time except to the extent such exclusions and limitations (i) would not have been waived and (ii) were applicable to such Continuing Employee or any dependent, in each case of (i) and (ii), under the applicable Company Plan as of the Control Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, for the calendar year in which the Control Time occurs, to give such Current Employees credit under such employee benefit plans for co-payments made and deductibles and maximum out-of-pocket limitations in respect of the year in which the Control Time occurs.
          (c) Nothing contained herein, expressed or implied, is intended to confer upon any Continuing Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Parent, the Surviving Corporation or any of its or their Subsidiaries or Affiliates for any period by reason of this Agreement. Except as specified in clause (b) of Section 9.6, the provisions of this Agreement, in particular this Section 6.4, are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Following the Control Time, nothing contained in this Section 6.4 shall interfere with Parent, the Surviving Corporation or any of its or their Subsidiaries’ or Affiliate’s right to terminate the employment of any employee for any reason.
     Section 6.5 Directors’ and Officers’ Indemnification and Insurance.
          (a) Parent will cause the Surviving Corporation’s Articles of Organization and Bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company than are currently provided in the Articles of Organization and Bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six (6) years from the Effective Time, and, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the Articles of Organization and the Bylaws as to have the least adverse affect on the rights of the individuals referenced in this Section 6.5.
          (b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer and director of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all obligations to pay a judgment, settlement, penalty, and reasonable expenses incurred in connection with any Proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the Proceeding from the Surviving Corporation or Parent (provided that any Person to whom expenses are advanced will have provided an undertaking, but only to the extent required by the MBCA, to repay such advances if it is finally determined that such Person is not entitled to indemnification). Parent’s and the Surviving Corporation’s obligations under this Section 6.5(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
          (c) The Company may purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 300% of the amount (“Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies. In the event the Company does not obtain such tail policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying their obligation under this Section 6.5(c), Parent shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 300% of the Annual Amount, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 300% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
          (d) This Section 6.5 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Person or entity referred to in clause (a) of this Section 6.5. The indemnification and advancement provided for in this Section 6.5 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the applicable obligations set forth in this Section 6.5.
     Section 6.6 Further Action; Efforts.
          (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to (i) make all filings required by applicable foreign Antitrust Laws with respect to the Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to take any and all actions reasonably necessary to obtain any consents, clearances or approvals (x) required under or in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”) or (y) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger to occur prior to the Outside Date, including but not limited to (1) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (2) if necessary to obtain clearance by any Governmental Entity before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Parent and its Subsidiaries and any other restrictions on the activities of Parent and its Subsidiaries and (3) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Offer and the Merger and taking other actions to prevent the entry, enactment or promulgation thereof; provided, however, Parent shall not be required to take any action if such action would, or would reasonably be expected to, have a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. Each party will bear the expenses and costs incurred by such party in connection with any competition filings and submissions which may be required by such party for the consummation of the Offer and the Merger pursuant to this Agreement.
          (b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Offer or the Merger, each of Parent, Purchaser and the Company will cooperate in all respects with each other and will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger.
          (c) Prior to the Acceptance Time, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Permits, Environmental Permits or Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement; provided, that in no event will any party or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract.
          (d) To the extent the transactions contemplated by this Merger require action by the Company under the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K and N.J.A.C. 7:26B), the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable

Laws to consummate the Merger under ISRA. Parent shall cooperate in all commercially reasonable respects to facilitate compliance with ISRA.
     Section 6.7 Information Statement; Post-Effective Amendment.
          (a) Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7, promptly after the consummation of the Offer, the Company will prepare and file with the SEC the Information Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder and Parent shall prepare and file with the SEC a post-effective amendment to the Form F-4 (the “Post-Effective Amendment”) for the offer and sale of the CVRs pursuant to the Merger and in which the Information Statement will be included as a prospectus. The Information Statement and the Post-Effective Amendment will comply as to form in all material respects with applicable U.S. federal securities Laws. Parent and Purchaser will be given a reasonable opportunity to review and comment on the Information Statement prior to its filing with the SEC, and Parent will provide the Company with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC. Parent will use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company will obtain and furnish the information required to be included in the Information Statement, and Parent will obtain and furnish the information required to be included in the Post-Effective Amendment, and each of Parent and the Company will provide the other party with, and consult with the other party regarding, any comments that may be received from the SEC or its staff with respect to the Information Statement or the Post-Effective Amendment, as the case may be, will provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Information Statement, as the case may be, and any communications, prior to making such filings or communications with the SEC and will promptly provide the other party with a copy of all such filings and communications made with the SEC. The Company will cause the Information Statement in definitive form to be mailed to the holders of Shares.
          (b) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Information Statement or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Information Statement so that the Post-Effective Amendment or Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, will file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Information Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.
     Section 6.8 Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this

Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 6.8 will not apply to communications by the Company or Parent regarding an Acquisition Proposal or a Change of Board Recommendation.
     Section 6.9 Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1, 2010 and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company or its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company or its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement with any present or former director or officer, or any approval, amendment or modification of any such agreement; or (c) approval of, amendment to or adoption of any Company Plan.
     Section 6.10 Conduct of Parent and Purchaser. Subject to applicable Law, neither Parent nor Purchaser will take (or permit its Affiliates to take) any action that, or fail to take any commercially reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
     Section 6.11 No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Time. Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.12 Operations of the Purchaser. Prior to the Effective Time, Purchaser will not engage in any other business activities and will not have incurred any liabilities or obligations other than as contemplated herein.
     Section 6.13 Ownership of Company Securities. Prior to the Acceptance Time, none of Parent or Purchaser or their respective Subsidiaries will own (directly or indirectly, beneficially or of record) any Company Securities other than an aggregate of 100 Shares, and none of Parent,

Purchaser or their respective Affiliates will hold any rights to acquire any Company Securities except pursuant to this Agreement.
     Section 6.14 Employee Information and Consultation. The Company, its Subsidiaries and each of its and their Affiliates, as applicable, shall inform and/or consult with, as applicable, all labor unions, labor organizations, works councils and any other employee representative bodies with respect to the terms of any Collective Bargaining Agreement or applicable Laws in connection with this Agreement and the transactions contemplated hereby, and shall take all other necessary and appropriate actions in connection with employees covered thereby as may be required pursuant to applicable Laws.
     Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in, and if Parent so elects the Company and Parent shall reasonably cooperate with respect to, the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the Offer, this Agreement or any transaction contemplated herein, whether commenced prior to or after the execution and delivery of this Agreement, and shall not settle or offer to settle any such litigation without the prior written consent of Parent, except for, after consultation with Parent, any settlement or offer to settle that involves solely additional disclosure with respect to the Company and its Subsidiaries.
     Section 6.16 Financing Cooperation. Prior to the Acceptance Time, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and their officers, employees and advisors, including legal and accounting, to provide reasonable cooperation requested by Parent in connection with the arrangement of any debt or equity financing transaction by Parent in connection with the Merger (the “Prospective Financing”), including using its commercially reasonable efforts to (a) provide financial and other relevant information regarding the Company and its Subsidiaries that is reasonably necessary and cooperate in the preparation of pro forma financial information for the Merger (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Prospective Financing) as may be required to obtain the Prospective Financing, (b) cooperate with the marketing efforts for the Prospective Financing (including consenting to the reasonable use of the logos of the Company and its Subsidiaries), (c) participate as appropriate in meetings, presentations, road shows, drafting sessions, and sessions with the rating agencies as are reasonably necessary to consummate the Prospective Financing, (d) assist Parent and its financing sources in the amendment or termination of, or in obtaining any relevant waiver from the lenders or counterparties of the Company or any of its Subsidiaries in relation to, any of the Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements (including, for the avoidance of doubt, any arrangements creating security interests), in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Prospective Financing and conditioned upon the occurrence of the Acceptance Time, in each case it being understood and agreed that information and documents provided by the Company and its Subsidiaries may be delivered to agents and lenders and their respective representatives and (e) subject to the appropriate confidentiality undertakings, cooperate reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence. Notwithstanding the foregoing, (i) no obligation of the Company or any of its Subsidiaries related to any financing (other than cooperation pursuant to this Section 6.16) will be effective prior to the Effective Time, (ii) nothing herein shall require such cooperation to the extent it would interfere, in an unreasonable manner, with the business or operations of the Company or its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries will be required to pay any commitment fee or similar fee or incur any liability with respect to any financing prior to the Effective Time. Parent (A) will promptly, upon request of the Company, reimburse the Company for all out-of-pocket costs (including attorneys’ fees) incurred by the Company, any of its Subsidiaries or its Representatives in connection with the cooperation of the Company and its Subsidiaries requested by Parent pursuant to this Section 6.16, (B) acknowledges and agrees that the Company, its Subsidiaries and Representatives will not have any responsibility for, or incur any liability to any Person under the Prospective Financing prior to the Effective Time and (C) will indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all losses, damages, claims, costs or expenses to the extent suffered or incurred in connection with the arrangement of the Prospective Financing pursuant to this Section 6.16 and any information used in connection therewith, except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the willful misconduct of, or information provided by, the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company agrees that, prior to the Acceptance Time, the Company shall either (1) deliver to Parent a fully executed and effective waiver under the Credit Agreement, in form and substance reasonably satisfactory to Parent, waiving any Default (as defined in the Credit Agreement) or Event of Default (as defined in the Credit Agreement) in connection with the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (2) repay all amounts owed under the Credit Agreement, terminate the Credit Agreement and provide evidence, in form and substance reasonably satisfactory to Parent, of such termination.
     Section 6.17 Outstanding Stock Purchase Rights. From the date of this Agreement until the Effective Time, the Company shall use commercially reasonable efforts to contact the holders of all Assumed Preferred Stock Purchase Rights (as defined in the Securities Purchase Agreement), and obtain the written consent of each such holder to effect an immediate net exercise of all such rights held by such holder.
ARTICLE VII
CONDITIONS OF MERGER
     Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:
          (a) Unless the Merger is consummated pursuant to Section 11.05 of the MBCA as contemplated by Section 2.7 of this Agreement, this Agreement will have been approved by the Company Requisite Vote.
          (b) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger will be in effect. No statute,

rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
          (c) Purchaser will have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the holders of the Shares, by mutual written consent of Parent and the Company.
     Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time:
          (a) if the Acceptance Time shall not have occurred on or prior the close of business on August 16, 2011 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) in the event that the failure of the Acceptance Time to occur on or prior to the Outside Date is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement;
          (b) if the Offer (as it may have been extended pursuant to Section 1.1) is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Shares being purchased thereunder; provided however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) in the event that the failure of the Shares to be purchased is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement; or
          (c) notwithstanding approval of this Agreement by the holders of Shares, if any court of competent jurisdiction or other Governmental Entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the terms of this Section 8.2 will not be available to any party unless such party will have used commercially reasonable efforts to oppose any such order, decree, ruling or other action or to have the same vacated or made inapplicable to the Offer or the Merger.
     Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Acceptance Time:
          (a) if (i) Purchaser fails to commence the Offer in violation of Section 1.1 hereof, or (ii) there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement, which breach or inaccuracy would give rise to a Purchaser Material Adverse Effect and which breach or inaccuracy is not capable of being cured within twenty (20) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or, if such breach or failure is capable of being cured within such period, it has not been cured within such period, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company; or
          (b) in accordance with, and subject to the terms and conditions of, Section 6.3(d).
     Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Acceptance Time:
          (a) if the Company has breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Annex I of this Agreement and (y) is not capable of being cured within twenty (20) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or failure is capable of being cured within such period, it has not been cured within such period, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent or Purchaser;
          (b) within five (5) Business Days of a Change of Board Recommendation;
          (c) if the Company Board shall have failed to reaffirm its recommendation of this Agreement and the Offer within three (3) Business Days after receipt of any written request to do so from Parent (which request may only be made following public disclosure of an Acquisition Proposal and may only be made one time with respect to any Acquisition Proposal; provided that Parent may make such a request with respect to any Acquisition Proposal whenever it is amended in any material respect); or
          (d) if the Company shall have intentionally breached, in any material respect, any of its obligations under Section 6.3.
     Section 8.5 Effect of Termination.
          (a) Any termination of this Agreement by Parent pursuant to this ARTICLE VIII will also constitute an effective termination by Purchaser.
          (b) Except as provided in Section 8.5(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than Section 6.2(b), ARTICLE VIII and ARTICLE IX) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that no such termination will relieve any Person of any liability for damages resulting from intentional breach of this Agreement.
          (c) In the event that:

               (i) this Agreement is terminated by the Company pursuant to Section 8.3(b); or
               (ii) this Agreement is terminated by Parent either (x) pursuant to Section 8.4(b) or Section 8.4(c) or (y) pursuant to Section 8.2(a) solely as a result of the failure of the Offer Conditions set forth in Paragraph 2(b) through (e) of Annex I to this Agreement to be satisfied or Section 8.4(d), and, in the case of clause (y) above, (A) at any time on or after the date hereof and prior to such termination a third party has made, or has announced an intention to make, an Acquisition Proposal that has not been withdrawn prior to termination, and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates any transaction specified in the definition of “Acquisition Proposal”;
then in any such case, the Company will pay Parent a termination fee of $575,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 8.5(c) will be paid concurrently with the termination of this Agreement and (2) pursuant to clause (ii) of this Section 8.5(c) will be paid on the date of consummation with such third party of a transaction specified in the definition of “Acquisition Proposal.” For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once. For purposes of this Section 8.5(c), “Acquisition Proposal” will have the meaning ascribed thereto in Section 6.3(g), except that references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%).”
          (d) If Parent receives a fee pursuant to Section 8.5(c), the collection of such fee will be the sole and exclusive remedy of Parent and Purchaser in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement.
          (e) The Company acknowledges that the agreements contained in Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or Purchaser would not have entered into this Agreement.
     Section 8.6 Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
     Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the holders of Shares; provided, however, that, (a) after Purchaser purchases any Shares pursuant to the Offer, no amendment will be made that decreases the Merger Consideration, and (b) after approval of this Agreement by the holders of Shares, no amendment may be made that (i) is prohibited by Section 11.02(e) of the MBCA or (ii) by Law or any applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.8 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition and the CVR Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent (A) by facsimile provided that the facsimile is confirmed by telephone, including a voicemail message, or (B) by email provided that the email is confirmed by telephone, including a voicemail message; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice); provided, that Notices may not be sent to Parent by email or certified mail:
(a)	if to Parent or Purchaser:
sanofi-aventis
174, avenue de France
75013 Paris – France
Attention: General Counsel
Facsimile: +33 1 53 77 43 03
Telephone: +33 1 53 77 40 00
with a copy to:

sanofi-aventis
174, avenue de France
75013 Paris – France
Attention: Vice President of Mergers and Acquisitions
Facsimile: +33 1 53 77 46 76
Telephone: +33 1 53 77 40 00
with an additional copy (which will not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:     Michael J. Aiello
                      Jackie L. Cohen
Facsimile:      (212) 310-8007
Telephone:    (212) 310-8000
Email:          michael.aiello@weil.com
                     jackie.cohen@weil.com
(b)	if to the Company:
Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142
Attention: General Counsel
Facsimile: (617) 768-9736
Telephone: (617) 768-6872
Email: thomas.desrosier@genzyme.com
with an additional copy (which will not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Paul M. Kinsella
Facsimile: (617) 235-0822
Telephone: (617) 951-7000
Email: paul.kinsella@ropesgray.com

          and to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:      Andrew R. Brownstein
                        Gregory E. Ostling
Facsimile: (212) 403-2000
Telephone: (212) 403-1000
Email:    arbrownstein@wlrk.com
              geostling@wlrk.com
     Section 9.3 Certain Definitions. For purposes of this Agreement, the term:
          (a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;
          (b) “beneficial owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” will have a corresponding meaning);
          (c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;
          (d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
          (e) “GAAP” means United States generally accepted accounting principles;
          (f) “knowledge of the Company” means the actual knowledge of the individuals listed on Section 9.3(f) of the Company Disclosure Letter;
          (g) “knowledge of Parent” means the actual knowledge of the individuals listed on Section 9.3(g) of the Company Disclosure Letter;
          (h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);
          (i) “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives; and

          (j) “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity.
     Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.
     Section 9.5 Assignment. This Agreement will not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Parent may assign this Agreement to any of its wholly-owned Subsidiaries without the consent of the Company, but any such assignment shall not relieve Parent of its obligations hereunder.
     Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits and instruments referred to herein) together with any separate disclosures and discussions specifically referenced herein, including Section 4.10 and Section 4.12 and the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the holders of Shares to receive the Offer Price and the Merger Consideration and the holders of Company Equity Awards to receive the consideration described in Section 3.2 and (ii) as provided in Section 6.5 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of The Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.
     Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.
     Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.
     Section 9.10 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.
     Section 9.11 Jurisdiction. Each of the parties hereto hereby, for purposes of all claims or actions under this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, (a) expressly and irrevocably submits to the exclusive jurisdiction of (i) the Business Litigation Session of the Superior Court of The Commonwealth of Massachusetts or (ii) any United States federal court located in The Commonwealth of Massachusetts in the event any dispute arises out of this Agreement, the Offer or the Merger, (b) agrees that it will not attempt to deny or defeat personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement in any court other than (i) the Business Litigation Session of the Superior Court of The Commonwealth of Massachusetts or (ii) a United States federal court sitting in The Commonwealth of Massachusetts; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.
     Section 9.12 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.11 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     Section 9.13 Specific Performance.
          (a) Parent and Purchaser acknowledge and agree that, in the event of any breach of this Agreement, the Company and the Persons named in Section 9.6 would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (i) Parent and Purchaser will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (ii) the Company shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking.
          (b) Subject to Section 8.5(d), the Company acknowledges and agrees that, in the event of any breach of this Agreement, Parent and Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to Section 8.5(d), (i) the Company will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (ii) Parent and Purchaser shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking.

          (c) Notwithstanding the parties’ rights to specific performance pursuant to Section 9.13(a) or Section 9.13(b), as applicable, each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any intentional breach of this Agreement prior to such termination and (ii) subject to Section 8.5(d). If a court has granted an award of damages in connection with any intentional breach by Parent and/or Purchaser of the terms or conditions set forth in this Agreement, the Company may, on behalf of the holders of Shares, enforce such award and accept damages for such breach, and Parent and Purchaser agree that such damages may not be limited to reimbursement of expenses or out-of-pocket costs. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto will be permitted to make any claim or commence any Proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement, the Offer or the Merger, provided that the foregoing will be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.
     Section 9.14 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANOFI-AVENTIS
By:	/s/ Christopher A. Viehbacher
	Name:	Christopher A. Viehbacher
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GC MERGER CORP.
By:	/s/ Alexandre Lemoalle
	Name:	Alexandre Lemoalle
	Title:	Authorized Signatory

Signature Page to Agreement and Plan of Merger

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENZYME CORPORATION
By:	/s/ Henri A. Termeer
	Name:	Henri A. Termeer
	Title:	Chairman of the Board, President
and Chief Executive Officer
Signature Page to Agreement and Plan of Merger

Annex I
CONDITIONS TO THE OFFER
Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).
1. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer, unless, immediately prior to then applicable Expiration Date:
(a) there have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (the “Minimum Tender Condition”);
(b) any applicable waiting period under the Antitrust Laws of the jurisdictions listed on Annex III, in respect of the transactions contemplated by this Agreement has expired or been terminated; and
(c) (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for that purpose have been initiated or threatened by the SEC, (ii) the CVRs being issued in the Offer and the Merger have been approved for listing (subject, if applicable, to notice of issuance) for trading on Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company), and (iii) the CVR Agreement has been duly executed and delivered by Parent and the Trustee in substantially the form attached as Exhibit A to the Merger Agreement and is in full force and effect (clauses (i)-(iii) together, the “CVR Condition”).
2. Additionally, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:
          (a) there has been any Law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that restrains, enjoins or otherwise prohibits the making or consummation of the Offer or the Merger;
          (b) the Company has breached or failed to comply in any material respect with any of its covenants, or agreements under the Merger Agreement, and either such breach or failure to comply is not capable of being cured within twenty (20) days following receipt by the Company of written notice of such breach or failure or, if such breach or failure is capable of being cured within such period, it has not been cured within such period;

          (c) the representations and warranties of the Company contained in Section 4.11(b) and Section 4.21 are not true and correct in all respects;
          (d) the representations and warranties of the Company contained in Section 4.3, Section 4.4(a) and Section 4.22 of the Merger Agreement that (x) are not made as of a specific date were not true and correct (except for any de minimis inaccuracy) as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are not true and correct (except for any de minimis inaccuracy) as of such date;
          (e) the representations and warranties of the Company contained in the Merger Agreement other than those listed in clause (c) or clause (d) above that (x) are not made as of a specific date were not true and correct as of the date of the Merger Agreement or are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date were not true and correct in all material respects as of the date of the Merger Agreement or are not true and correct as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) has not had, individually or in the aggregate, a Material Adverse Effect;
          (f) there is pending a Proceeding (other than an inquiry) by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Offer, the Merger or the other transactions contemplated thereby, in which such Governmental Entity, in the reasonable determination of Parent, has a substantial likelihood of success and which reasonably would be expected to have a material adverse impact on Parent and the Company and its Subsidiaries taken as a whole;
          (g) since the date of the Merger Agreement, there has occurred a Material Adverse Effect; or
          (h) the Merger Agreement has been terminated pursuant to its terms.
The conditions set forth in Paragraph 2 of this Annex I are for the benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2

Annex II
FORM OF PROMISSORY NOTE FOR TOP-UP OPTION
PROMISSORY NOTE
[DATE]
FOR VALUE RECEIVED, the undersigned GC Merger Corp., a Massachusetts corporation (“Purchaser”), promises to pay to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142, in no event more than one (1) year after issuance, the principal sum of [___________________] ($[____________]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of 1.31%. Purchaser will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.
No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default. In the event of default Purchaser agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.
All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Purchaser.
This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.
Purchaser and all endorsers and guarantors of this note hereby waive presentment, demand, notice of nonpayment and protest except as provided in this note.
IN WITNESS WHEREOF, the undersigned Purchaser has caused this note to be executed by its duly authorized officer.

GC MERGER CORP.
By:
Name:
Title:

Annex III
ANTITRUST LAWS
United States
European Union
Japan
Republic of Korea
Brazil

1

Exhibit A
CONTINGENT VALUE RIGHTS AGREEMENT
by and between
SANOFI-AVENTIS
and
[TRUSTEE]
Dated as of [ • ], 2011

i

ii

Annex A — Form of CVR Certificate

Note:	This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

iii

     Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [ • ], 2011.

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	4.9
(a)(2)	4.9
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	4.9
(b)	4.8, 4.10
Section 311(a)	4.13
(b)	4.13
Section 312(a)	5.1, 5.2(a)
(b)	5.2(b)
(c)	5.2(c)
Section 313(a)	5.3(a)
(b)	5.3(a)
(c)	5.3(a)
(d)	5.3(b)
Section 314(a)	5.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	4.1(a), 4.1(b)
(b)	8.11
(c)	4.1(a)
(d)	4.1(c)
(d)(1)	4.1(a), 4.1(b)
(d)(2)	4.1(c)(ii)
(d)(3)	4.1(c)(iii)
(e)	8.12
Section 316(a)(last sentence)	1.1 (Definition of “Outstanding”)
(a)(1)(A)	8.9
(a)(1)(B)	8.10
(a)(2)	Not Applicable
(b)	8.7
Section 317(a)(1)	8.2
(a)(2)	8.2
(b)	7.3
Section 318(a)	1.7

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

iv

     THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2011 (this “CVR Agreement”), by and between Sanofi-Aventis, a French société anonyme, with share capital of [•] and registered office at [•] (the “Company”), and [•], a national banking association, as trustee (the “Trustee”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “Securities” or “CVRs” and, each individually, a “Security” or a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.
W I T N E S S E T H:
     WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of February 16, 2011 (the “Merger Agreement”), by and among the Company, GC Merger Corp., a Massachusetts corporation and wholly owned Subsidiary of the Company (“Merger Sub”), and Genzyme Corporation, a Massachusetts corporation (“Genzyme”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into Genzyme (the “Merger”), with Genzyme being the surviving corporation in the Merger and becoming a wholly owned Subsidiary of the Company;
     WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms of the Merger Agreement; and
     WHEREAS, a registration statement on Form F-4 (No. 333-[•]) (the “Registration Statement”) with respect to the CVRs has been prepared and filed by the Company with the Commission (as defined below) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”).
     NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     SECTION 1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the terms defined in this Article 1 have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means International Financial Reporting Standards (“IFRS”) consistently applied;
     (c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

     (d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and
     (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.
     “35-milligram Vial Equivalent” means a unit of production of Fabrazyme calculated as follows:
     (a) each vial of thirty-five (35)-milligram dosage of Fabrazyme shall equal one (1) 35-milligram Vial Equivalent; and
     (b) each vial of five (5)-milligram dosage of Fabrazyme shall equal one-seventh (1/7) of a 35-milligram Vial Equivalent.
     “400 Unit Vial Equivalent” means a unit of production of Cerezyme calculated as follows:
     (a) each vial of four hundred (400) Cerezyme Unit dosage of Cerezyme shall equal one (1) 400 Unit Vial Equivalent; and
     (b) each vial of two hundred (200) Cerezyme Unit dosage of Cerezyme shall equal one-half (1/2) of a 400 Unit Vial Equivalent.
     “Act” shall have the meaning set forth in Section 1.4 of this CVR Agreement.
     “Acting Holders” means, at the time of determination, Holders of at least thirty percent (30%) of the Outstanding CVRs.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Approval Milestone” means receipt by the Company or one of its Affiliates, on or before March 31, 2014, of the FDA Approval of alemtuzumab for treatment of multiple sclerosis.
     “Approval Milestone Payment” means one dollar ($1.00) per CVR.
     “Approval Milestone Payment Date” means, with respect to the Approval Milestone, the date that is twenty (20) Business Days following the date of the achievement of such Milestone.

2

     “Board of Directors” means the board of directors of the Company or any other body performing similar functions, or any duly authorized committee of that board.
     “Board Resolution” means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Breach” shall have the meaning set forth in Section 8.1 of this CVR Agreement.
     “Breach Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus three percent (3%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.
     “BSP” means Bayer Schering Pharma AG.
     “Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York or Paris, France are not authorized or obligated by Law or executive order to close and, if the CVRs are listed on a national securities exchange, electronic trading network or other suitable trading platform, such exchange, electronic network or other trading platform is open for trading.
     “Cerezyme” means any formulation or dosage of imiglucerase, an analogue of the human enzyme ß-glucocerebrosidase, produced by recombinant DNA technology.
     “Cerezyme Unit” means the amount of imiglucerase enzyme that catalyzes the hydrolysis of one (1) micromole of the synthetic substrate para-nitrophenyl-ß-D-glucopyranoside (pNP-Glc) per minute at thirty-seven degrees Celsius (37°C) as measured in the validated enzymatic assay used in imiglucerase manufacturing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combination Product” means any product that comprises a Product and a therapeutically active component that is not a Product, either packaged together or in the same formulation, which are sold as a single unit.
     “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
     “Common Stock” means the common stock, par value $0.01 per share, of Genzyme.
     “Company” means the Person named as the “Company” in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Company” shall mean such successor Person.

3

     “Company Group” means the Company and its Subsidiaries.
     “Company Request” or “Company Order” means a written request or order signed in the name of the Company by the chairman of the Board of Directors, the Chief Executive Officer, a president or any vice president, or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose, and delivered to the Trustee.
     “Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at [•].
     “CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.
     “CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.
     “CVR Certificate” means a certificate representing any of the CVRs.
     “CVR Failure Date” means any date on which both of the following conditions are met: (a) the volume weighted average price paid per Security for all Securities traded over the forty-five (45) trading days prior to such date is less than fifty cents ($0.50); and (b) Product Sales in the four (4) calendar quarters ended immediately prior to such date are less than one billion dollars ($1,000,000,000) in the aggregate.
     “CVR Payment” means a Product Sales Milestone Payment, the Approval Milestone Payment or the Production Milestone Payment, as applicable.
     “CVR Shortfall” shall have the meaning set forth in Section 7.6(b) of this CVR Agreement.
     “Diligent Efforts” means, with respect to the Product, efforts of a Person to carry out its obligations, and to cause its Affiliates and licensees to carry out their respective obligations, using such efforts and employing such resources normally used by Persons in the pharmaceutical business relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of alemtuzumab for other indications, the launch or sales of a biosimilar product, the regulatory environment and the profitability of the applicable product (including pricing and reimbursement status achieved) consistent with the Company’s publicly reported financial statements (assuming the Company will not treat royalty payments to BSP as an expense for purposes of this clause, or the achievement of Milestones in such a manner, that would reduce the profitability of the Product), and other relevant factors, including technical, commercial, legal, scientific and/or medical factors. Subject to the foregoing, “Diligent Efforts” shall include, but shall not be limited to, the following: (a) making expenditures in relation to the Product that are consistent with expenditures normally made by Persons in the pharmaceutical business in connection with products of similar market potential at similar stages in their development or product life; (b) implementing and maintaining appropriate

4

Product and patient support services (including, but not limited to, risk identification and minimization programs and reimbursement support services); (c) initiating and completing all post-marketing approval commitments; (d) promptly seeking pricing approvals and/or minimally restrictive payer coverage decisions in the Major Markets; (e) fulfilling obligations under any co-promotion agreement or arrangement with BSP should BSP exercise its right to co-promote the Product; (f) setting or seeking a commercial price for the Product that is consistent with the profile of the Product, including seeking premium pricing based on the effectiveness of the Product; (g) promoting the Product for all labeled multiple sclerosis indications; and (h) otherwise fulfilling the obligations of the Company and its Affiliates under Existing Licenses, including fulfilling obligations pursuant to the LAPA in order to maintain the rights to develop and commercialize the Product granted thereunder.
     “EMA” means the European Medicines Agency, or any successor agency.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Act Documents” shall have the meaning set forth in Section 5.4 of this CVR Agreement.
     “Existing Licenses” means those licenses and related agreements (for so long as they are in effect) with respect to the Product granted by or to Genzyme or its Affiliates to or from third parties (other than the Company or its Affiliates) as in effect immediately prior to the consummation of the Merger.
     “Fabrazyme” means any formulation or dosage of agalsidase beta, an analogue of the human enzyme alpha-galactosidase A or alpha-GAL, produced by recombinant DNA technology.
     “Failure Purchase” shall have the meaning set forth in Section 10.1 of this CVR Agreement.
     “Failure Purchase Eligibility Date” means any CVR Failure Date that occurs on or after the third anniversary of Product Launch.
     “Failure Purchase Date” shall have the meaning set forth in Section 10.1 of this CVR Agreement.
     “Failure Purchase Notice” shall have the meaning set forth in Section 10.2 of this CVR Agreement.
     “Failure Purchase Offer” shall have the meaning set forth in Section 10.1 of this CVR Agreement.
     “Failure Purchase Price” shall have the meaning set forth in Section 10.5 of this CVR Agreement.
     “FDA” means the United States Food and Drug Administration or any successor agency.

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     “FDA Approval” means the issuance by the FDA of a biologics license or a supplement to an existing biologics license for a product.
     “Finished Product” means either Fabrazyme or Cerezyme, as applicable, in unlabeled vials ready for final packaging and labeling, with both the manufacture of the active pharmaceutical ingredient and the filling into vials having occurred in facilities approved by either the FDA or the EMA.
     “First Commercial Sale” means, with respect to any country, the first sale or other commercial disposition for consideration of the Product labeled for treatment of multiple sclerosis in such country after marketing approval (including pricing and reimbursement approval where required) for the treatment of multiple sclerosis has been received in such country.
     “Genzyme” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Good Manufacturing Practices” means Good Manufacturing Practices pursuant to U.S. Code: Title 21-Food and Drugs, Parts 210 and 211.
     “Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.
     “Holder” means a Person in whose name a Security is registered in the Security Register.
     “Indemnitee” shall have the meaning set forth in Section 4.7(c) of this CVR Agreement.
     “Independent Accountant” shall have the meaning set forth in Section 7.6(a) of this CVR Agreement.
     “Initial CVR Securities” means the aggregate amount of Securities issued pursuant to the terms of the Merger Agreement (including Securities issued pursuant to employee benefits plans in connection with the Merger).
     “LAPA” means the License and Asset Purchase Agreement, dated as of March 30, 2009, between Genzyme and BSP, as amended.
     “Law” means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.
     “Major Market” means the United States of America, the United Kingdom, France, Germany, Italy and Spain.
     “Major Market Product Sales” means, with respect to each Major Market, the aggregate Product Sales in such Major Market that occur during the four (4)-calendar quarter period commencing immediately after the calendar quarter in which the First Commercial Sale is made in such Major Market.

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     “Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Milestone” means any of the Approval Milestone, the Product Sales Milestones and the Production Milestone.
     “Officer’s Certificate” when used with respect to the Company means a certificate signed by the Chief Executive Officer, a president or any vice president, the Chief Financial Officer (with respect to the certificate issued in connection with a CVR Failure Date) or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose.
     “Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company.
     “Outstanding” when used with respect to Securities (“Outstanding Securities”) means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (b) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, authorization, direction, consent, waiver or other action hereunder, Securities owned by the Company or any Affiliate of the Company, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only Securities that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded (but the Trustee need not confirm or investigate the accuracy of mathematical calculations or other facts stated in such request, demand, authorization, direction, consent, waiver or other action).
     “Party” shall mean the Trustee, the Company and/or Holder(s), as applicable.
     “Paying Agent” means any Person authorized by the Company to pay the amount determined pursuant to Section 3.1, if any, on any Securities on behalf of the Company.
     “Payment Date” means a Product Sales Milestone Payment Date, the Approval Milestone Payment Date, the Production Milestone Payment Date or any date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 7.6 of this CVR Agreement.

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     “Person” means any individual, corporation, partnership, joint venture, association, jointstock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Product” means any of: (a) the humanized antibody directed against CD52 known as alemtuzumab; (b) any molecule which comprises alemtuzumab or a fragment, variant or derivative thereof that retains the ability to bind human CD52; (c) any other CD52-binding molecule having a structure and activity similar enough to the molecules described in clauses (a) or (b) of this definition to be classified as a biosimilar (or follow-on biologic or subsequent entry biologic or the like) thereof; and (d) any product containing any of the items described in clauses (a)-(c) of this definition as an active ingredient, in each case regardless of formulation, delivery system, or dosage form, provided that, notwithstanding the foregoing, any unit of Product, to the extent sold for use in (i) oncology or (ii) Transplant Indications, in each of cases (i) and (ii) under the Campath® or MabCampath® trademarks, shall not be deemed to be “Product” for the purposes of this CVR Agreement.
     “Product Disposition Transaction” shall have the meaning set forth in Section 7.9 of this CVR Agreement.
     “Product Launch” means the first day of the calendar quarter beginning one full calendar quarter after the end of the calendar quarter in which a First Commercial Sale first occurs in any Major Market.
     “Product Sales” means the sum of, without any duplication:
     (a) the aggregate gross amounts invoiced for the Product sold by the Company, its Affiliates or licensees of the Company and its Affiliates to third parties (other than the Company, its Affiliates or licensees of the Company and its Affiliates), including to distributors and end-users, less the following items (i) through (v) below as applicable to such Product sales to the extent actually taken or incurred with respect to such sales (the “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with IFRS (except as otherwise provided below):
          (i) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;
          (ii) separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;
          (iii) sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Product that are incurred at time of sale or are directly related to the sale;
          (iv) any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor

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organizations), distribution fees, sales commissions paid to third parties, retroactive price reductions and billing corrections (collectively, “Discounts”), but not including Discounts taken or incurred with respect to sales of the Product with other products or services to third parties, including distributors and end-users such as hospitals and clinics, as part of bundling or other forms of multi-product purchase agreements; and
          (v) deductions for bad debts (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Company in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters); plus
     (b) the aggregate net amount invoiced for services incident to or necessary for, to the extent readily identifiable as arising from, the commercialization or market uptake of the Product (excluding, for the avoidance of doubt, any product that would be excluded from the definition of “Product” pursuant to the proviso to that definition) including, but not limited to, patient and physician education services, patient monitoring services, biomarker testing and biomarker support products or services, as well as any services associated with risk identification and risk minimization useful or necessary to commercialize the Product and maintain Product licensure; plus
     (c) any supplemental net payments to the extent readily identifiable as arising from the Product (excluding, for the avoidance of doubt, any product that would be excluded from the definition of “Product” pursuant to the proviso to that definition) under “pay-for-performance” or other risk-sharing arrangements with third-party payors (which, for the avoidance of doubt, shall include governments and insurance companies).
     Sales or other commercial dispositions of a Product among the Company, its Affiliates and licensees of the Company or its Affiliates shall be excluded from the computation of Product Sales, except where such an Affiliate or licensee is an end-user of the Product. For the avoidance of doubt, use of the Product for clinical testing in which the cost of the Product is not reimbursed shall not make an Affiliate or licensee an end-user of the Product (but use of the Product for clinical testing in which the cost of the Product is reimbursed by third-party payors (which, for the avoidance of doubt, shall include governments and insurance companies) shall be included in Product Sales).
     Notwithstanding the foregoing, if a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s-length between the buyer and the seller, then the gross amount to be included in the calculation of Product Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’slength and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the wholesale acquisition cost of such Product in arm’s-length transactions in the relevant country. Notwithstanding the foregoing, the following will not be included in Product Sales: (i) Product provided by Company or its Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program or (ii) commercially reasonable quantities of Product Sales used as samples to promote additional Product Sales.

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     Notwithstanding the foregoing, in the event that a Product is sold as a Combination Product (a “Combination Sale”), the Product Sales amount for the Product sold in such a Combination Sale shall be determined as follows:
(i)	Except as provided below, the Product Sales amount for a Combination Sale in a particular country shall be calculated by multiplying the gross amount invoiced for the Combination Sale (“Gross Combination Sale Amount”) (less all Permitted Deductions) by the fraction A/(A+B), where A is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such country for such Product if such Product is sold separately in such country by the Company, its Affiliates or licensees of the Company or its Affiliates, and B is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such country for the other product(s) or active ingredients/components included in the Combination Product if such other product(s) or active ingredients/components are sold separately in such country by the Company, its Affiliates or licensees of the Company or its Affiliates.

(ii)	In the event that the Company, its Affiliates or licensees of the Company and its Affiliates sell the Product included in a Combination Sale as a separate product in a country, but do not separately sell all of the other product(s) or active ingredients/components, as the case may be, included in such Combination Product in such country, the calculation of Product Sales resulting from such Combination Sale shall be determined by multiplying the Gross Combination Sale Amount (less all Permitted Deductions) by the fraction A/C where A is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such country for such Product sold separately in such country, and C is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such country for such Combination Product.

(iii)	In the event that the Company, its Affiliates or licensees of the Company and its Affiliates do not sell the Product included in a Combination Sale as a separate product in the country where such Combination Sale occurs, but do separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Sale in such country, the calculation of Product Sales resulting from such Combination Sale shall be determined by multiplying the Gross Combination Sale Amount (less all Permitted Deductions) by the fraction (C-D)/C, where C is the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates in such country for such Combination Product, and D is the aggregate of the wholesale acquisition cost charged by the Company, its Affiliates or licensees of the Company or its Affiliates, as applicable, in such country, of such other product(s) or active ingredients/components, as the case may be, included in the Combination Product and sold separately in such country.

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     If the calculation of Product Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Product Sales for such Combination Sale shall be calculated in a manner determined by the Company in good faith based upon the relative value of the active components of such Combination Product.
     “Product Sales Measuring Period” means a period equal to the prior four (4) calendar quarters, calculated as of March 31, June 30, September 30 and December 31 of each calendar year during the term of this CVR Agreement; provided if the final Product Sales Measuring Period shall not have ended prior to the Termination Date, then such period shall be deemed to end on the Termination Date.
     “Product Sales Milestone” means each of (a) Product Sales Milestone #1, (b) Product Sales Milestone #2, (c) Product Sales Milestone #3 and (d) Product Sales Milestone #4.
     “Product Sales Milestone #1” means the first instance in which the sum of (x) the aggregate Major Market Product Sales for each Qualifying Major Market plus (y) the aggregate Product Sales achieved in all countries that are not Qualifying Major Markets during the four (4)-calendar quarter period that begins on the first anniversary of Product Launch equals or exceeds a total of four hundred million dollars ($400,000,000).
     “Product Sales Milestone #2” means the first instance in which Product Sales in any Product Sales Measuring Period are equal to or in excess of one billion eight hundred million dollars ($1,800,000,000), provided that Product Sales that occur in the Product Sales Measuring Period or any portion thereof in which Product Sales Milestone #1 is achieved may be included, if applicable, in the calculation of Product Sales for determining whether Product Sales Milestone #2 has been achieved.
     “Product Sales Milestone #3” means the first instance in which Product Sales in any Product Sales Measuring Period are equal to or in excess of two billion three hundred million dollars ($2,300,000,000), provided that no Product Sales that occur in the Product Sales Measuring Period in which Product Sales Milestone #1 or Product Sales Milestone #2 is achieved shall be included in the calculation of Product Sales for determining whether Product Sales Milestone #3 has been achieved.
     “Product Sales Milestone #4” means the first instance in which Product Sales in any Product Sales Measuring Period are equal to or in excess of two billion eight hundred million dollars ($2,800,000,000), provided that no Product Sales that occur in the Product Sales Measuring Period in which Product Sales Milestone #1, Product Sales Milestone #2 or Product Sales Milestone #3 is achieved shall be included in the calculation of Product Sales for determining whether Product Sales Milestone #4 has been achieved.
     “Product Sales Milestone Payment” means (a) two dollars ($2.00) per CVR, with respect to achieving Product Sales Milestone #1; (b) three dollars ($3.00) per CVR, with respect to achieving Product Sales Milestone #2, provided that if the Approval Milestone Payment has not been made prior to achieving Product Sales Milestone #2, this amount shall be four dollars ($4.00) per CVR, but, for the avoidance of doubt, in such event the Approval Milestone Payment shall not also be payable; (c) four dollars ($4.00) per CVR, with respect to achieving Product

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Sales Milestone #3; and (d) three dollars ($3.00) per CVR, with respect to achieving Product Sales Milestone #4.
     “Product Sales Milestone Payment Date” means, with respect to each Product Sales Milestone, the date that is twenty (20) Business Days following notice of the achievement of such Product Sales Milestone in the applicable Product Sales Statement.
     “Product Sales Statement” means, with respect to each calendar quarter occurring prior to the Termination Date, the written statement of the Company, certified by the Chief Financial Officer of the Company and setting forth with reasonable detail:
     (a) for the Product:
          (i) (X) on or prior to the calendar quarter, if any, in which Product Sales Milestone #1 has been achieved, on a country-by-country quarterly basis for each of the Major Markets and on an aggregate quarterly basis for all other countries and (Y) after the calendar quarter, if any, in which Product Sales Milestone #1 has been achieved, in the aggregate for all countries on a quarterly basis: (I) the total of the gross invoice price charged by the Company, its Affiliates and its licensees for sales of the Product by the Company, its Affiliates and licensees of the Company and its Affiliates to third parties during the Product Sales Measuring Period ending on the last day of such calendar quarter and (II) a calculation of Product Sales during the Product Sales Measuring Period ending on the last day of such calendar quarter;
          (ii) to the extent that Product Sales for the Product during an applicable period are determined based on Product Sales of a Combination Product for such period, the method of determining the Product Sales of the Combination Product attributable to the Product in accordance with the definition of Product Sales; and
          (iii) to the extent that sales for the Product for an applicable period are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars;
     (b) notice of whether any Product Sales Milestone has been achieved in accordance with this CVR Agreement during the Product Sales Measuring Period ending on the last day of such calendar quarter;
     (c) for each calendar quarter ending on or prior to December 31, 2011, the production totals for Cerezyme and Fabrazyme since January 1, 2011, reported on a quarterly basis and expressed, in the case of Cerezyme, in units of 400 Unit Vial Equivalents and, in the case of Fabrazyme, in units of 35-milligram Vial Equivalents, as well as notice of whether the Production Milestone has been achieved as of the end of such calendar quarter;
     (d) in the aggregate for all countries on a quarterly basis (aggregated on the basis of the applicable SKU(s)), the total of the gross invoice price charged by the Company, its Affiliates and licensees of the Company and its Affiliates to third parties during the Product Sales Measuring Period ending on the last day of such calendar quarter for sales of product that would fall within the definition of “Product” if not for clause (i) of the proviso to that definition; and

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     (e) in the aggregate for all countries on a quarterly basis (aggregated on the basis of the applicable SKU(s) outside of the U.S. and on the basis of UNOS reporting within the U.S.), the total of the gross invoice price charged by the Company, its Affiliates and licensees of the Company and its Affiliates to third parties during the Product Sales Measuring Period ending on the last day of such calendar quarter for sales of product that would fall within the definition of “Product” if not for clause (ii) of the proviso to that definition.
     The amounts in the Product Sales Statement shall be calculated in accordance with Accounting Standards and shall be derived from and consistent with the audited financial statements contained in the reports filed with the Trustee pursuant to subsection (a)(i) or (a)(ii) of Section 5.4 of this CVR Agreement.
     “Production Milestone” means achievement of both of the following, at any time during the period starting on January 1, 2011 and ending on December 31, 2011 (and including, for the avoidance of doubt, for the time period on or after January 1, 2011 but prior to the consummation of the Merger, any production by Genzyme):
     (a) production and Release by the Company (or, in the case of the Allston manufacturing facility, by The Quantic Group) of a total of seven hundred thirty-four thousand, six hundred (734,600) 400 Unit Vial Equivalents of Cerezyme; and
     (b) production and Release by the Company (or, in the case of the Allston manufacturing facility, by The Quantic Group) of a total of seventy-nine thousand (79,000) 35-milligram Vial Equivalents of Fabrazyme.
     “Production Milestone Payment” means one dollar ($1.00) per CVR.
     “Production Milestone Payment Date” means, with respect to the Production Milestone, the date that is twenty (20) Business Days following the date of achievement of the Production Milestone, but no earlier than January 3, 2012.
     “Qualifying Major Market” means a Major Market in which the First Commercial Sale has been made at any time on or before the end of the sixth (6th) calendar quarter immediately following the calendar quarter in which the Product Launch occurs.
     “Registration Statement” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Release” shall mean the approval, authorization and final release for shipment of Finished Product for final packaging and labeling based on a review of production and control records, certificates of analysis, certificates of compliance, and any deviations or investigations associated with the batch; including verification that the batch meets pre-defined specifications and was manufactured and tested in accordance with applicable marketing authorization, regulatory requirements and/or clinical Good Manufacturing Practices to ensure safety, efficacy, and quality.
     “Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust

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matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
     “Securities” shall have the meaning set forth in the Preamble of this CVR Agreement.
     “Securities Act” shall have the meaning set forth in the Recitals of this CVR Agreement.
     “Security Register” shall have the meaning set forth in Section 3.5(a) of this CVR Agreement.
     “Security Registrar” shall have the meaning set forth in Section 3.5(a) of this CVR Agreement.
     “Series A Contingent Value Rights” shall have the meaning set forth in Section 3.1(b) of this CVR Agreement.
     “Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixtyfive (365) day year or, if lower, the highest rate permitted under applicable Law.
     “Shortfall Report” shall have the meaning set forth in Section 7.6(b) of this CVR Agreement.
     “Solid Organ Transplant” means live-donor kidney transplants and transplants of the following organs from cadaveric donors: kidney, pancreas, liver, intestines, heart and lung, but not the transplantation of stem cells, bone marrow, peripheral blood or cord blood.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Voting Securities is at the time owned or controlled, directly or indirectly, by: (a) such Person; (b) such Person and one or more Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person.
     “Tax” means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.
     “Tax Return” means any return, report, declaration, claim or other statement (including attached schedules) relating to Taxes.
     “Termination Date” means the earlier of (a) December 31, 2020 and (b) the Payment Date for Product Sales Milestone #4.

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     “Transplant Indications” means the use of a product as an induction agent, an anti-rejection agent, or a chronic maintenance agent or for any other purpose in Solid Organ Transplant procedures.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.
     “Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.
     “Voting Securities” means securities or other interests having voting power, or the right, to elect or appoint a majority of the directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.
     SECTION 1.2 Compliance and Opinions.
     (a) Upon any application or request by the Company to the Trustee to take any action under any provision of this CVR Agreement, the Company shall furnish to the Trustee an Officers’ Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.
     (b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
     SECTION 1.3 Form of Documents Delivered to Trustee.
     (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

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     (b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.
     (c) Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.
     (d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.
     SECTION 1.4 Acts of Holders.
     (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.4. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement, which date shall be no greater than ninety (90) days and no less than ten (10) days prior to the date of such vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by the Company, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

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     (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.
     (c) The ownership of Securities shall be proved by the Security Register. Neither the Company nor the Trustee nor any Agent of the Company or the Trustee shall be affected by any notice to the contrary.
     (d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Security.
     SECTION 1.5 Notices, etc., to Trustee and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:
     (a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or
     (b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at [Company address], Attention: [•], or at any other address previously furnished in writing to the Trustee by the Company.
     SECTION 1.6 Notice to Holders; Waiver.
     (a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

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     (b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.
     SECTION 1.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.
     SECTION 1.8 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
     SECTION 1.9 Benefits of Agreement. Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the Parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Parties hereto and their successors, any Paying Agent and of the Holders.
     SECTION 1.10 Governing Law. THIS CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE TRUSTEE AGREES THAT PROCESS

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MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CVR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 1.10, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CVR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.
     SECTION 1.11 Legal Holidays. In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.
     SECTION 1.12 Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 1.13 No Recourse Against Others. A director, officer or employee, as such, of the Company or an Affiliate of the Company or the Trustee shall not have any liability for any obligations of the Company or the Trustee under the Securities or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
     SECTION 1.14 Counterparts. This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.
     SECTION 1.15 Acceptance of Trust. [•], the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.
     SECTION 1.16 Termination. This CVR Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York

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City time, on the Termination Date, provided that if any Milestone has been achieved prior to the Termination Date, but the associated CVR Payment has not been paid on or prior to the Termination Date, this CVR Agreement shall not terminate until such CVR Payment has been paid in full in accordance with the terms of the CVR Agreement; provided further that the obligations of the Parties to this CVR Agreement set forth in Sections 4.7 and 7.6 and the obligation of the Company to pay any CVR Payment that is due in accordance with the terms of this CVR Agreement shall survive termination of this CVR Agreement in accordance with its terms and provided further that no termination of this CVR Agreement shall be deemed to affect the rights of the parties set forth in Article 8 of this CVR Agreement to bring suit in the case of a Breach occurring prior to such Termination Date.
ARTICLE 2
SECURITY FORMS
     SECTION 2.1 Forms Generally.
     (a) The Securities and the Trustee’s certificate of authentication shall be in the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.
     (b) The definitive Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.
ARTICLE 3
THE SECURITIES
     SECTION 3.1 Title and Payment Terms.
     (a) The aggregate number of CVRs in respect of which CVR Certificates may be authenticated and delivered under this CVR Agreement is limited to a number equal to [•], except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6 or 6.6. From and after the Effective Time, the Company shall not be permitted to issue any CVRs that have the right to receive any portion of the Approval Milestone Payment, the Product Sales Milestone Payments or the Production Milestone Payment, except as provided and in accordance with the terms and conditions of the Merger Agreement.

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     (b) The Securities shall be known and designated as the “Series A Contingent Value Rights” of the Company.
     (c) On each Product Sales Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the Product Sales Milestone Payment due on such Product Sales Milestone Payment Date multiplied by (ii) the number of Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to such Product Sales Payment Date (a “PSM Record Date”), an amount equal to the product of (i) such Product Sales Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of such PSM Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay a Product Sales Milestone Payment more than once in relation to any particular Product Sales Milestone, and the Company shall not be required to pay any Product Sales Payment in relation to a Product Sales Milestone occurring after the Termination Date.
     (d) On the Approval Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the Approval Milestone Payment multiplied by (ii) the number of Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to the Approval Milestone Payment Date (the “Approval Record Date”), an amount equal to the product of (i) the Approval Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of the Approval Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay the Approval Milestone Payment more than once.
     (e) On the Production Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the Production Milestone Payment multiplied by (ii) the number of Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to the Production Milestone Payment Date (the “Production Record Date”), an amount equal to the product of (i) the Production Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of the Production Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay the Production Milestone Payment more than once.
     (f) The Holders of the CVR Certificates, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the Securities.
     (g) Other than in the case of interest on amounts due and payable after the occurrence of a Breach or with respect to any CVR Shortfall, no interest or dividends shall accrue on any amounts payable in respect of the CVRs.
     (h) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the Parties hereto shall determine the portion of any

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CVR Payment required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder.
     (i) The Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of the Company, in any constituent company to the Merger or in any of such companies’ Affiliates or other subsidiaries, either at Law or in equity, and the rights of the Holders are limited to those contractual rights expressed in this CVR Agreement.
     (j) Except as provided in this CVR Agreement (including, without limitation, Section 7.6), none of the Company or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Securities or any CVR Payment or other amount payable to such Holder in respect of such Securities.
     (k) In the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 7.6), then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under Section 4.7(c) shall survive.
     SECTION 3.2 Registrable Form. The Securities shall be issuable only in registered form.
     SECTION 3.3 Execution, Authentication, Delivery and Dating.
     (a) The Securities shall be executed on behalf of the Company by its Chief Executive Officer or any other person duly authorized to act on behalf of the Company for such purpose or any general purpose, but need not be attested. The signature of any of these persons on the Securities may be manual or facsimile.
     (b) Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.
     (c) At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may deliver Securities executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities; and the Trustee, in accordance with such Company Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise.
     (d) Each Security shall be dated the date of its authentication.

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     (e) No Security shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.
     SECTION 3.4 Temporary Securities.
     (a) Pending the preparation of definitive Securities, the Company may execute, and upon Company Order, the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine with the concurrence of the Trustee. Temporary Securities may contain such reference to any provisions of this CVR Agreement as may be appropriate. Every temporary Security shall be executed by the Company and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Securities.
     (b) If temporary Securities are issued, the Company shall cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Company designated for such purpose pursuant to Section 7.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of definitive Securities. Until so exchanged, the temporary Securities shall in all respects be entitled to the same benefits under this CVR Agreement as definitive Securities.
     SECTION 3.5 Registration, Registration of Transfer and Exchange.
     (a) The Company shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.2 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby initially appointed “Security Registrar” for the purpose of registering Securities and transfers of Securities as herein provided.
     (b) Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 7.2, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the Company shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

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     (c) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.
     (d) All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the Securities surrendered upon such registration of transfer or exchange.
     (e) Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
     (f) No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Securities, other than (i) exchanges pursuant to Sections 3.4, 3.6 or 6.6 not involving any transfer or (ii) transfers pursuant to Article 10.
     SECTION 3.6 Mutilated, Destroyed, Lost and Stolen Securities.
     (a) If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company and the Trustee an affidavit of loss in respect of such Security, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.
     (b) In case any such mutilated, destroyed, lost or stolen Security has become or is to become finally due and payable within fifteen (15) days, the Company in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such Security on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.
     (c) Every new Security issued pursuant to this Section 3.6 in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other Securities duly issued hereunder.
     (d) The provisions of this Section 3.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

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     SECTION 3.7 Payments with Respect to CVR Certificates. Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Company may, at its option, pay such amounts by wire transfer or check payable in such money.
     SECTION 3.8 Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     SECTION 3.9 Cancellation. All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company shall promptly deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company has acquired in any manner whatsoever, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section 3.9, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to the Company, unless otherwise directed by a Company Order.
     SECTION 3.10 CUSIP Numbers. The Company in issuing the Securities may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of Failure Purchase Offer as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a Failure Purchase Offer and that reliance may be placed only on the other identification numbers printed on the Securities, and any such Failure Purchase Offer shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
ARTICLE 4
THE TRUSTEE
     SECTION 4.1 Certain Duties and Responsibilities.
     (a) With respect to the Holders, the Trustee, prior to the occurrence of a Breach (as defined in Section 8.1) with respect to the Securities and after the curing or waiving of all Breaches which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case a Breach with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

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     (b) In the absence of bad faith on its part, prior to the occurrence of a Breach and after the curing or waiving of all such Breaches which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.
     (c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section 4.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.
     (d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 4.1.
     SECTION 4.2 Certain Rights of Trustee. Subject to the provisions of Section 4.1, including without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of a Breach:
     (a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;
     (b) any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;
     (c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

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     (d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;
     (e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
     (f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, as necessary for such inquiry or investigation;
     (g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
     (h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement;
     (i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Paying Agent, the Security Registrar, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
     (j) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and
     (k) certain of the Trustee’s duties hereunder may be performed by the Paying Agent or Security Registrar.
     SECTION 4.3 Notice of Breach. If a breach occurs hereunder with respect to the Securities, the Trustee shall give the Holders notice of any such breach actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any breach of the character specified in Section 8.1(b) with respect to the Securities, no notice to Holders shall be given until at least thirty (30) days after the occurrence thereof. For

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the purpose of this Section 4.3, the term “breach” means any event that is, or after notice or lapse of time or both would become, a Breach with respect to the Securities.
     SECTION 4.4 Not Responsible for Recitals or Issuance of Securities. The Trustee shall not be accountable for the Company’s use of the Securities. The recitals contained herein and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the Securities.
     SECTION 4.5 May Hold Securities. The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to Sections 4.8 and 4.13, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.
     SECTION 4.6 Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with the Company.
     SECTION 4.7 Compensation and Reimbursement. The Company agrees:
     (a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a trustee of an express trust);
     (b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence, bad faith or willful misconduct; and
     (c) to indemnify the Trustee and each of its agents, officers, directors and employees (each an “indemnitee”) for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Company’s payment obligations pursuant to this Section 4.7 shall survive the termination of this CVR Agreement. When the Trustee incurs expenses after the occurrence of a Breach specified in Section 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy Laws.
     SECTION 4.8 Disqualification; Conflicting Interests.

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     (a) If applicable, to the extent that the Trustee or the Company determines that the Trustee has a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall immediately notify the Company of such conflict and, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.
     (b) In the event the Trustee shall fail to comply with the foregoing subsection 4.8(a), the Trustee shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.
     (c) In the event the Trustee shall fail to comply with the foregoing subsection 4.8(a) after written request therefor by the Company or any Holder, any Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.
     SECTION 4.9 Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least one hundred fifty million dollars ($150,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.9, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 4.
     SECTION 4.10 Resignation and Removal; Appointment of Successor.
     (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 4 shall become effective until the acceptance of appointment by the successor Trustee under Section 4.11.
     (b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     (c) The Trustee may be removed at any time by a demand in writing by the Holders of at least a majority of the Outstanding CVRs delivered to the Trustee and to the Company.
     (d) If at any time:

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     (i) the Trustee shall fail to comply with Section 4.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six (6) months; or
     (ii) the Trustee shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Company or by any such Holder; or
     (iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (A) the Company, by a Board Resolution or action of the Chief Executive Officer, may remove the Trustee, or (B) the Holder of any Security who has been a bona fide Holder of a Security for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution and/or action of the Chief Executive Officer, shall promptly appoint a successor Trustee. If, within one (1) year after any removal by the Holders of at least a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Holders of at least a majority of the Outstanding CVRs delivered to the Company and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or, the Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.
     (f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a breach hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Company.
     SECTION 4.11 Acceptance of Appointment of Successor.
     (a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the

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rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.
     (b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 4.
     SECTION 4.12 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 4, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.
     SECTION 4.13 Preferential Collection of Claims Against Company. If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company (or any other obligor upon the Securities), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).
ARTICLE 5
HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND COMPANY
     SECTION 5.1 Company to Furnish Trustee with Names and Addresses of Holders. The Company shall furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the Securities, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

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     SECTION 5.2 Preservation of Information; Communications to Holders.
     (a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of the Holders contained in the most recent list furnished to the Trustee as provided in Section 5.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 5.1 upon receipt of a new list so furnished.
     (b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.
     (c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.
     SECTION 5.3 Reports by Trustee.
     (a) Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.
     (b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Company. The Company shall promptly notify the Trustee when the Securities are listed on any stock exchange.
     SECTION 5.4 Reports by Company. The Company shall: (a) file with the Trustee, (i) within fifteen (15) days after the Company files or furnishes the same with the Commission, copies of the annual reports filed on Form 20-F or the semi-annual earnings reports furnished on Form 6-K, as the case may be, and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with or furnish to the Commission, pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual and semi-annual reports and required information, documents and other reports, together the “Exchange Act Documents”), (ii) if the Company does not file such annual reports on Form 20-F or furnish such semi-annual earnings reports on Form 6-K with or to the Commission, within forty-five (45) days after June 30 of each calendar year, semi-annual financial information and, within ninety (90) days after each calendar year, annual financial information, in each case calculated in accordance with Accounting Standards applied consistently with the application of such standards in either the Company’s prior semi-annual earnings reports on Form 6-K and annual

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reports on Form 20-F, as applicable, or in the Company’s prior reported financial statements filed or furnished in its home jurisdiction, (iii) copies of any quarterly financial information or earnings reports made public by the Company or made available on the Company’s website, within fifteen (15) days after such information or reports are furnished or otherwise made public or available, (iv) within fifty (50) days after the end of each calendar quarter, a Product Sales Statement with respect to the last completed Product Sales Measuring Period, and (v) within four (4) Business Days after the occurrence of the Approval Milestone, a notice setting forth the occurrence of the Milestone, the amount of the payment payable in connection with such Milestone and the applicable Payment Date of such Milestone; (b) file with the Trustee such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the Commission; and (c) make available to the Holders on the Company’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by the Company pursuant to subsections (a) or (b) of this Section 5.4.
ARTICLE 6
AMENDMENTS
     SECTION 6.1 Amendments without Consent of Holders. Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:
     (a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets;
     (b) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities;
     (c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and/or the Chief Executive Officer of the Company and the Trustee shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a breach in any such additional covenants, restrictions, conditions or provisions a Breach permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after breach (which period may be shorter or longer than that allowed in the case of other breaches) or may provide for an immediate enforcement upon such a Breach or may limit the remedies available to the Trustee upon such a Breach or may limit the right of the Acting Holders to waive such a Breach;
     (d) to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided that such amendment shall not adversely affect the interests of the Holders;

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     (e) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided that such provisions shall not adversely affect the interests of the Holders;
     (f) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or
     (g) make any change that does not adversely affect the interests of the Holders.
     Promptly following any amendment of this CVR Agreement or the Securities in accordance with this Section 6.1, the Trustee shall notify the Holders of the Securities of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment.
     SECTION 6.2 Amendments with Consent of Holders. With the consent of the Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities), the Company (when authorized by a Board Resolution and/or the Chief Executive Officer) and the Trustee may enter into one or more amendments hereto or to the Securities for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the Securities or of modifying in any manner the rights of the Holders under this CVR Agreement or to the Securities; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Security affected thereby:
     (a) modify in a manner adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of any Product Sales Milestone Payment, the Approval Milestone Payment or the Production Milestone Payment, or otherwise extend the time for payment of the Securities or reduce the amounts payable in respect of the Securities or modify any other payment term or payment date. Notwithstanding the foregoing, each Holder of a Security by acceptance thereof, consents to the Failure Purchase Offer provisions as set forth in Article 10 hereof;
     (b) reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or
     (c) modify any of the provisions of this Section 6.2, except to increase the percentage of Holders from whom consent is required or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.
     SECTION 6.3 Execution of Amendments. In executing any amendment permitted by this Article 6, the Trustee (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article 6 if the amendment does not adversely affect the Trustee’s own rights, duties or

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immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.
     SECTION 6.4 Effect of Amendments; Notice to Holders.
     (a) Upon the execution of any amendment under this Article 6, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
     (b) Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this Article 6, the Company shall mail a notice thereof by first-class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.
     SECTION 6.5 Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article 6 shall conform to the applicable requirements of the Trust Indenture Act, if any.
     SECTION 6.6 Reference in Securities to Amendments. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this Article 6 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee on the one hand and the Board of Directors and/or the Chief Executive Officer on the other hand, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.
ARTICLE 7
COVENANTS
     SECTION 7.1 Payment of Amounts, if any, to Holders. The Company shall duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the applicable Payment Date if on such date the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Company or any of its Affiliates (including the Surviving Corporation, as applicable), the Trustee or the Paying Agent, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this CVR Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended, or the Treasury Regulations thereunder or any other Tax Law, it being understood that,

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based on discussions with qualified French counsel, the Company believes that, as of the date hereof, no such withholding or deduction would be required under the Laws of France from any amounts payable or otherwise deliverable pursuant to this CVR Agreement except to the extent otherwise required by a change in Law (or official interpretation thereof announced by the French taxing authorities) after the date hereof. Accordingly, no withholding or deduction shall be made under the Laws of France from any amounts payable or otherwise deliverable pursuant to this CVR Agreement except to the extent that any such deduction or withholding shall be required by a change in Law (or official interpretation thereof announced by the French taxing authorities) after the date hereof.
     SECTION 7.2 Maintenance of Office or Agency.
     (a) As long as any of the Securities remain Outstanding, the Company shall maintain in the Borough of Manhattan, The City of New York an office or agency (i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon the Company in respect of the Securities and this CVR Agreement may be served. The office or agency of the Trustee at [•] shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     (b) The Company may from time to time designate one or more other offices or agencies (outside France and in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.
     SECTION 7.3 Money for Security Payments to Be Held in Trust.
     (a) If the Company or any of its Subsidiaries shall at any time act as the Paying Agent, it shall, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the Securities until such sums shall be paid to the Holders as herein provided, and shall promptly notify the Trustee of any failure of the Company to make payment on the Securities.
     (b) Whenever the Company shall have one or more Paying Agents for the Securities, it shall, on or before a Payment Date deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit

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of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act.
     (c) The Company shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 7.3, that (i) such Paying Agent shall hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall notify the Trustee of the sums so held and (ii) that it shall give the Trustee notice of any failure by the Company (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.
     (d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any Security and remaining unclaimed for one (1) year after the Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.
     SECTION 7.4 Certain Purchases and Sales. The Company or any of its Subsidiaries or Affiliates may acquire in open market transactions, private transactions or otherwise, the Securities, provided that prior to any acquisition of any Securities, the Company must publicly disclose the amount of Securities which it has been authorized to acquire and the Company must report in each of its annual and semi-annual reports the amount of Securities it has been authorized to acquire as well as the amount of Securities it has acquired as of the end of the half-year or annual period reported in such annual or semi-annual report.
     SECTION 7.5 Books and Records. The Company shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this CVR Agreement to be determined by the Holders and their consultants or professional advisors, for a period of three (3) years following the end of any Product Sales Measuring Period.
     SECTION 7.6 Audits.
     (a) Upon the written request of the Acting Holders (but no more than once during any calendar year), and upon reasonable notice, the Company shall provide an independent certified public accounting firm of nationally recognized standing jointly agreed upon by the Acting Holders and the Company (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) with access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the statements set forth in the Product Sales Statements and the figures underlying the calculations set forth therein for any period within the preceding three (3) years that has not previously been audited in accordance with this Section 7.6. The fees charged by such accounting firm shall be paid by the Company. The Independent Accountant shall disclose

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to the Acting Holders any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in the Product Sales Statements are incorrect. The Independent Accountant shall provide the Company with a copy of all disclosures made to the Acting Holders. This covenant shall survive the termination of this CVR Agreement for a period of one (1) year. The initiation of a review by the Acting Holders as contemplated by this Section 7.6 shall not relieve the Company of its obligation to pay any Product Sales Milestone Payment relating to any Product Sales Milestone for which notice of achievement has been given in a Product Sales Statement, it being understood that the Company shall also be obligated to pay the full amount of the CVR Shortfall, if any, determined in accordance with Section 7.6(b).
     (b) If the Independent Accountant concludes that the Production Milestone Payment or any Product Sales Milestone Payment should have been paid but was not paid when due, the Company shall pay each Holder of a CVR the amount of such Production Milestone Payment or Product Sales Milestone Payment (to the extent not paid on a subsequent date), as applicable, plus interest on such Production Milestone Payment or Product Sales Milestone Payment, as applicable, at the Shortfall Interest Rate from the Production Milestone Payment Date or the date the Product Sales Milestone Payment Date should have occurred (if the Company had given notice of achievement of such Product Sales Milestone pursuant to the terms of this CVR Agreement), as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). The Company shall pay the CVR Shortfall to the CVR Holders of record as of a date that is three (3) Business Days prior to a Payment Date selected by the Company, which Payment Date must be within sixty (60) days of the date the Acting Holders deliver to the Company the Independent Accountant’s written report (the “Shortfall Report”). The decision of such Independent Accountant shall be final, conclusive and binding on the Company and the Holders, shall be nonappealable and shall not be subject to further review.
     (c) Upon the expiration of three (3) years following the end of any Product Sales Measuring Period, the calculations set forth in the Product Sales Statement shall be conclusive and binding on each Holder.
     (d) Each person seeking to receive information from the Company in connection with a review or audit shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.
     (e) The Company shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than the Company or its Affiliates) with respect to any Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 7.6 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 7.6; provided that the Company and its Affiliates shall not be required to amend any Existing Licenses. The Parties agree that, if the Company or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 7.6 and under such license or distribution agreement the Company and its Affiliates cannot request another audit, the results of the

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Company’s prior audit of such licensee or distributor shall be used for purposes of the audit requested by the Acting Holders under this Section 7.6 and that the Company shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee until such time as the Company may again exercise its rights of audit under the license agreement with such licensee.
     SECTION 7.7 Listing of CVRs. The Company hereby covenants and agrees it shall use its commercially reasonable efforts to maintain a listing for trading on the Nasdaq Capital Market or other national securities exchange for so long as any CVRs remain Outstanding.
     SECTION 7.8 Restrictive Covenants. So long as any of the Securities remain Outstanding, subject to Section 7.9 and Article 9, the Company shall not take or permit to be taken any of the following actions:
     (a) voluntarily liquidate, dissolve or wind-up; or
     (b) enter into any transaction as a result of which no member of the Company Group would own or control directly all or substantially all of the economic interest in the Product.
     SECTION 7.9 Product Transfer.
     (a) The Company and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sell, transfer, revert, convey or otherwise dispose of their respective rights in and to Cerezyme or Fabrazyme to a third party (other than the Company or its Affiliates) at any time on or prior to December 31, 2011, excluding sale or license of such products in the ordinary course of business.
     (b) Subject to Article 9, so long as the Securities remain Outstanding, the Company and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, termination of rights to the Product granted under the LAPA, or any other transaction or arrangement, sell, transfer, revert, convey or otherwise dispose of their respective rights in and to the Product to a third party (other than the Company or its Affiliates) (such transaction, a “Product Disposition Transaction”), unless (a) the transferee acquires all of the Company’s and its Subsidiaries’ interest in the Product and assumes all of the Company’s obligations hereunder, (b) the transferee has a corporate credit rating at such time from either Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Service that is at least as high as “A-,” “A3” or their equivalent (c) the transferee is either (i) one of the top ten (10) global pharmaceutical companies, as determined based on annual revenues, or (ii) a global pharmaceutical or biotechnology company with a market capitalization at such time in excess of fifteen billion dollars ($15,000,000,000) and a specialty sales and regulatory infrastructure comparable to that used by the Company to commercialize the Product at such time and (d) the Company certifies to the Trustee that, to the Company’s knowledge based upon the reasons articulated in such certificate, the transferee is capable of fulfilling all obligations to be assumed by it under the CVR Agreement, including the covenant set forth in Section 7.10. For purposes of clarification, this Section 7.9 shall not apply to sales of Product made by the Company or its Affiliates or ordinary course licensing arrangements between the Company and its Affiliates, on

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the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling Product and for which the gross amounts invoiced for sales of Product by the applicable third party licensee, distributor or contract manufacturer shall be reflected in Product Sales of the Product in accordance with the terms of this CVR Agreement.
     SECTION 7.10 Milestones. The Company shall use Diligent Efforts to achieve the Approval Milestone and the Product Sales Milestones, and shall use commercially reasonable efforts to achieve the Production Milestone on a timely basis.
     SECTION 7.11 Notice of Breach. The Company shall file with the Trustee written notice of the occurrence of any Breach or other breach under this CVR Agreement within five (5) Business Days of its becoming aware of any such Breach or other breach.
     SECTION 7.12 Non-Use of Name. Neither the Trustee nor the Holders shall use the name, trademark, trade name or logo of the Company, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Company, other than (in the case of the name of the Company, its Affiliates, or their respective employees) with respect to a dispute pursuant to this CVR Agreement between any of the Holders, the Trustee, the Company or its Affiliates.
ARTICLE 8
REMEDIES OF THE TRUSTEE AND HOLDERS IN THE EVENT OF BREACH
     SECTION 8.1 Breach Defined; Waiver of Breach. “Breach” with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Breach and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) failure to pay all or any part of any CVR Payment after a period of ten (10) Business Days after such CVR Payment shall become due and payable on a Payment Date or otherwise; or
     (b) material breach in the performance, or breach in any material respect, of any covenant or warranty of the Company in respect of the Securities (other than a covenant or warranty in respect of the Securities, a breach in whose performance or other breach is elsewhere in this Section 8.1 specifically dealt with), and continuance of such breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Acting Holders, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “Notice of Breach” hereunder; or
     (c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the

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Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; for the avoidance of doubt, a mandataire ad hoc or a conciliateur or any person having a similar position may be appointed upon request of the Company, without constituting a Breach under this CVR Agreement; or
     (d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors; for the avoidance of doubt, a mandataire ad hoc or a conciliateur or any person having a similar position may be appointed upon request of the Company, without constituting a Breach under this CVR Agreement.
     Except where authorization and/or appearance of each of the Holders is required by applicable Law, if a Breach described above occurs and is continuing, then either the Trustee by notice in writing to the Company, or the Trustee upon the written request of the Acting Holders by notice in writing to the Company and to the Trustee, shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Breach Interest Rate from the date such amounts were due and payable until payment is made to the Trustee.
     The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due and payable (with interest upon such overdue amount at the Breach Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Breaches under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee, may waive all breaches with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent breach or shall impair any right consequent thereof.
     SECTION 8.2 Collection by the Trustee; the Trustee May Prove Payment Obligations. The Company covenants that in the case of any failure to pay all or any part of the Securities when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, the Company shall pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Breach Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any

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expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith.
     The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.
     In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Securities and collect in the manner provided by Law out of the property of the Company or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.
     In any judicial proceedings relative to the Company or other obligor upon the Securities, irrespective of whether any amount is then due and payable with respect to the Securities, the Trustee is authorized:
     (a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the Securities, or to their respective property;
     (b) unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and
     (c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or bad faith, and all other amounts due to the Trustee or any predecessor

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Trustee pursuant to Section 4.7. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or safeguard arrangement or otherwise.
     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, safeguard arrangement, adjustment or composition affecting the Securities (including in the context of any amicable proceeding as mandat ad hoc and conciliation), or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.
     All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.
     In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings (unless required by applicable Law).
     SECTION 8.3 Application of Proceeds. Any monies collected by the Trustee pursuant to this Article 8 in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:
     FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.7;
     SECOND: To the payment of the whole amount then owing and unpaid upon all the Securities, with interest at the Breach Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

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     THIRD: To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.
     SECTION 8.4 Suits for Enforcement. In case a Breach has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.
     SECTION 8.5 Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Company and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.
     SECTION 8.6 Limitations on Suits by Holders. Subject to the right of the Acting Holders under Section 7.6 and the rights of the Holders under Section 8.7, no Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of breach and of the continuance thereof, as hereinbefore provided, and unless also the Acting Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for fifteen (15) days after its receipt of such notice and request shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 8.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities. For the protection and enforcement of the provisions of this Section 8.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.
     SECTION 8.7 Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this CVR Agreement and any provision of any Security, the right

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of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     SECTION 8.8 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Breach.
     (a) Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     (b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Breach occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Breach or an acquiescence therein; and, subject to Section 8.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.
     SECTION 8.9 Control by Holders.
     (a) The Holders of at least a majority of the Outstanding CVRs shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided further that (subject to the provisions of Section 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction.
     (b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.
     SECTION 8.10 Waiver of Past Breaches.
     (a) In the case of a breach or a Breach specified in clause (b), (c) or (d) of Section 8.1, the Holders of at least a majority of the Outstanding CVRs may waive any such Breach, and its consequences except a breach in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of

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any such waiver, the Company, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other breach or impair any right consequent thereon.
     (b) Upon any such waiver, such breach shall cease to exist and be deemed to have been cured and not to have occurred, and any Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Breach or other breach of any kind or impair any right consequent thereon.
     SECTION 8.11 The Trustee to Give Notice of Breach, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all breaches which have occurred and are known to the Trustee, such notice to be transmitted within ninety (90) days after the occurrence thereof, unless such breaches shall have been cured before the giving of such notice (the term “breach” for the purposes of this Section 8.11 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, a Breach); provided that, except in the case of a failure to pay the amounts payable in respect of any of the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
     SECTION 8.12 Right of Court to Require Filing of Undertaking to Pay Costs. All Parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.
ARTICLE 9
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
     SECTION 9.1 Company May Consolidate, etc., on Certain Terms. The Company covenants that it shall not merge (fusion) or consolidate with or into any other Person (other than a wholly-owned subsidiary of the Company), split-off (scission), or sell or convey all or substantially all of its assets to any Person (including in connection with a spin-off transaction (apport partiel d’actif)), unless (a) the Company shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance all or substantially all the assets of

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the Company (or, in the case of a split-off (scission) or spin-off (apport partiel d’actif), the Person who has received the largest portion of the assets relating to the Product) shall be a Person organized under the Laws of the United States of America or any State thereof or of France or of any other member of the European Union and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by the Company, including, without limitation, the provisions concerning governing law and consent to jurisdiction set forth in Section 1.10 hereof, (b) the Company, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, split-off, or such sale or conveyance, be in breach in the performance of any such covenant or condition and (c) in the case of a split-off or spin-off, (i) such successor Person shall have a corporate credit rating after the split-off or spin-off transaction from either Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Service that is at least as high as “A-,” “A3” or their equivalent and (ii) the Company shall have certified to the Trustee that, to the Company’s knowledge based upon the reasons articulated in such certificate, such successor Person is capable of fulfilling all obligations to be assumed by it under the CVR Agreement, including the covenant set forth in Section 7.10.
     SECTION 9.2 Successor Person Substituted.
     (a) In case of any such consolidation, merger, split-off, spin-off, sale or conveyance, and following such an assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation instead of the Company and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.
     (b) In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of Section 5.4(a)(i) and (ii) of this CVR Agreement by providing copies of such successor entity’s Exchange Act Documents in the case of Section 5.4(a)(i) or such successor entity’s financial information in the case of Section 5.4(a)(ii).
     (c) In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) the Company or any Person which shall theretofore have become such in the manner described in this Article 9 shall be discharged from all obligations and covenants under this CVR Agreement and the Securities and may be liquidated and dissolved.

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     SECTION 9.3 Opinion of Counsel to the Trustee. The Trustee, subject to the provisions of Sections 4.1 and 4.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.2 and 1.3, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article 9 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.
     SECTION 9.4 Successors. All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. The Company may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries, provided, however, that in the event of any such assignment the Company shall remain subject to its obligations and covenants hereunder, including, but not limited to, its obligation to make any Product Sales Milestone Payments, the Approval Milestone Payment and the Production Milestone Payment.
ARTICLE 10
PURCHASE OF SECURITIES UPON CVR FAILURE EVENT
     SECTION 10.1 Notice to Trustee. In the event that a Failure Purchase Eligibility Date has occurred and the Company elects to purchase the Securities pursuant to the provisions of Section 10.5 hereof (a “Failure Purchase”), it shall furnish to the Trustee, at least thirty (30) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before the date on which the Company proposes to consummate the Failure Purchase (any such date, a “Failure Purchase Date”) (but in any event prior to the notice provided pursuant to Section 10.2 hereof), an Officer’s Certificate (a “Failure Purchase Offer”) setting forth (i) the clause of this CVR Agreement pursuant to which the Failure Purchase shall occur, (ii) the Failure Purchase Date, and (iii) the Failure Purchase Price, determined in accordance with Section 10.5 hereof.
     SECTION 10.2 Notice of Failure Purchase. At least thirty (30) days but not more than sixty (60) days before a Failure Purchase Date, the Company shall mail or cause to be mailed, a notice of Failure Purchase to each Holder at its registered address (the “Failure Purchase Notice”) and shall publicly disclose the election of the Failure Purchase and the information required to be contained in the Failure Purchase Notice pursuant to this Section 10.2. The Failure Purchase Notice shall identify the number of Securities Outstanding and shall state:
     (a) the Failure Purchase Date;
     (b) the Failure Purchase Price;
     (c) the name and address of the paying agent;

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     (d) that Securities must be surrendered to the Paying Agent to collect the Failure Purchase Price;
     (e) that, unless the Company fails to make payment of the Failure Purchase Price, all right, title and interest in and to the Securities and any CVR Payment or any other amounts due under this CVR Agreement, if any, on Securities called for Failure Purchase ceases to accrue on and after the Failure Purchase Date;
     (f) the clause of this CVR Agreement pursuant to which the Failure Purchase shall occur; and
     (g) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Securities.
     At the Company’s request, the Trustee shall give the Failure Purchase Notice in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the Failure Purchase Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
     SECTION 10.3 Effect of Failure Purchase Notice. Once the Failure Purchase Notice is mailed in accordance with Section 10.2 hereof, the Securities shall become irrevocably due and payable on the Failure Purchase Date at the Failure Purchase Price. A Failure Purchase Notice shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give a particular Holder his or her Failure Purchase Notice, or any defect in such notice, shall not affect the validity of the proceedings for the Failure Purchase.
     SECTION 10.4 Deposit of Failure Purchase Price. On or one (1) Business Day prior to the Failure Purchase Date, the Company shall deposit with the Trustee or with the paying agent (if different from the Trustee) money sufficient to pay the Failure Purchase Price of all Securities Outstanding on that date. The Trustee or the paying agent shall promptly return to the Company any money deposited with the Trustee or the paying agent by the Company in excess of the amounts necessary to pay the Failure Purchase Price of all Securities Outstanding.
     If the Company complies with the provisions of the preceding paragraph, on and after the Failure Purchase Date, all right, title and interest of a Holder to any CVR Payment, if any, shall cease to accrue on the Securities. If any Security called for Failure Purchase shall not be so paid upon surrender for Failure Purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid Failure Purchase Price from the Failure Purchase Date, until such Failure Purchase Price is paid at the Shortfall Interest Rate.
     SECTION 10.5 Failure Purchase by the Company. The Company may, for a period of sixty (60) days after any Failure Purchase Eligibility Date, issue the Failure Purchase Notice in accordance with Section 10.2. Upon issuance of the Failure Purchase Notice and in compliance with the other provisions of this Article 10, the Company shall, on the Failure Purchase Date specified in such Failure Purchase Notice, purchase and cancel all (but not less than all) of the outstanding Securities at a cash price equal to the volume weighted average price paid per

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Security for all Securities traded over the forty-five (45) trading days prior to the fifth (5th) trading day prior to the date of the Failure Purchase Notice (the “Failure Purchase Price”). If the Company has not issued the Failure Purchase Notice within such thirty (30) day period after the occurrence of a Failure Purchase Eligibility Date, it shall not be entitled to issue a Failure Purchase Notice and purchase and cancel the Securities until the next instance in which a Failure Purchase Eligibility Date occurs.

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     IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

SANOFI-AVENTIS

By:
Name:
Title:

[•],
as the Trustee

By:
Name:
Title:

51

ANNEX A
SANOFI-AVENTIS

No.	Certificate for	Contingent Value Rights
     This certifies that , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs” or “Securities”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Sanofi-Aventis, a French société anonyme (the “Company”), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.
     Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company outside France for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.
     Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

[•]
By:
Name:
Title:

Dated:

Attest:
Authorized Signature

A-1

[Form of Reverse of CVR Certificate]
     1. This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [•], 2011 (the “CVR Agreement”), between the Company and [•], a national banking association, as trustee (the “Trustee,” which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.
     2. In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.
     3. Subject to the terms and conditions of the CVR Agreement, on any Product Sales Milestone Payment Date, the Company shall pay to the Trustee, for the benefit of the Holder hereof as of the applicable record date, for each CVR represented hereby, the Product Sales Milestone Payment with respect to such Product Sales Milestone Payment Date.
     4. Subject to the terms and conditions of the CVR Agreement, on the Approval Milestone Payment Date, the Company shall pay to the Trustee, for the benefit of the Holder hereof as of the applicable record date, for each CVR represented hereby, the Approval Milestone Payment.
     5. Subject to the terms and conditions of the CVR Agreement, on the Production Milestone Payment Date, the Company shall pay to the Trustee, for the benefit of the Holder hereof as of the applicable record date, for each CVR represented hereby, the Production Milestone Payment.
     6. Each CVR Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.
     7. If a Breach occurs and is continuing, either the Trustee may or the Acting Holders, by notice to the Company and to the Trustee shall bring suit in accordance with the terms and conditions of the CVR Agreement to protect the rights of the Holders, including to obtain payment of all amounts then due and payable, with interest at the Breach Interest Rate from the date of the Breach through the date payment is made or duly provided for.
     8. No reference herein to the CVR Agreement and no provision of this CVR Certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.
     9. As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registrable on the Security Register, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, shall be issued to the designated transferee or transferees. The Company hereby initially designates the office of [TRUSTEE] at [•] as the office for registration of transfer of this CVR Certificate.
     10. As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.
     11. No service charge shall be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Securities, other than (i) exchanges pursuant to Sections 3.4, 3.6 or 6.6 of the CVR Agreement not involving any transfer or (ii) transfers pursuant to Article 10 of the CVR Agreement.
     12. Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.
     13. Neither the Company nor the Trustee has any duty or obligation to the Holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.
     14. As provided in the CVR Agreement and subject to certain limitations therein set forth, the rights of the Holder of this CVR Certificate shall terminate on the Termination Date.
     15. Purchase of Securities Upon CVR Failure Event.
          a. Notice to Trustee. In the event a Failure Purchase Eligibility Date has occurred and the Company elects to purchase the Securities pursuant to the provisions of Section 10.5 of the CVR Agreement (a “Failure Purchase”), it shall furnish to the Trustee, at least thirty (30) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before the date on which the Company proposes to consummate the Failure Purchase (any such date, the “Failure Purchase Date”) (but in any event prior to the notice provided pursuant to Section 10.2 of the CVR Agreement), an Officer’s Certificate (a “Failure Purchase Offer”) setting forth (i) the clause of the CVR Agreement pursuant to which the Failure Purchase shall occur, (ii) the Failure Purchase Date, and (iii) the Failure Purchase Price, determined in accordance with Section 10.5 of the CVR Agreement.

2

          b. Notice of Failure Purchase. At least thirty (30) days but not more than sixty (60) days before a Failure Purchase Date, the Company shall mail or cause to be mailed, by first class mail, a notice of Failure Purchase to each Holder at its registered address(the “Failure Purchase Notice”) and shall publicly disclose the election of the Failure Purchase and the information required to be contained in the Failure Purchase Notice pursuant to Section 10.2 of the CVR Agreement. The notice (the “Failure Purchase Notice”) shall identify the number of Securities Outstanding and shall state:
(i)	the Failure Purchase Date;
(ii)	the Failure Purchase Price;
(iii)	the name and address of the paying agent;
(iv)	that Securities must be surrendered to the Paying Agent to collect the Failure Purchase Price;
(v)	that, unless the Company fails to make payment on the Failure Purchase Price, all right, title and interest in and to the Securities and any CVR Payment or any other amounts due under the CVR Agreement, if any, on Securities called for Failure Purchase ceases to accrue on and after the Failure Purchase Date;
(vi)	the clause of the CVR Agreement pursuant to which the Failure Purchase shall occur; and
(vii)	that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Securities.
At the Company’s request, the Trustee shall give the Failure Purchase Notice in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the Failure Purchase Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
          c. Effect of Failure Purchase Notice. Once the Failure Purchase Notice is mailed in accordance with Section 10.2 of the CVR Agreement, the Securities shall become irrevocably due and payable on the Failure Purchase Date at the Failure Purchase Price. A Failure Purchase Notice shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give a particular Holder his or her Failure Purchase Notice, or any defect in such Failure Purchase Notice, shall not affect the validity of the proceedings for the Failure Purchase.
          d. Deposit of Failure Purchase Price. On or one (1) Business Day prior to the Failure Purchase Date, the Company shall deposit with the Trustee or with the paying agent (if different from the Trustee) money sufficient to pay the Failure Purchase Price of all Securities

3

Outstanding on that date. The Trustee or the paying agent shall promptly return to the Company any money deposited with the Trustee or the paying agent by the Company in excess of the amounts necessary to pay the Failure Purchase Price of all Securities Outstanding.
          If the Company complies with the provisions of the preceding paragraph, on and after the Failure Purchase Date, all right, title and interest of a Holder to any CVR Payment, if any, shall cease to accrue on the Securities called for. If any Security called for Failure Purchase shall not be so paid upon surrender for Failure Purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid Failure Purchase Price from the Failure Purchase Date until such Failure Purchase Price is paid at the Shortfall Interest Rate.
          e. Failure Purchase by the Company. The Company may, for a period of sixty (60) days after any Failure Purchase Eligibility Date, issue the Failure Purchase Notice in accordance with Section 10.2 of the CVR Agreement. Upon issuance of the Failure Purchase Notice and in compliance with the other provisions of Article 10 of the CVR Agreement, the Company shall, on the Failure Purchase Date specified in such Failure Purchase Notice, purchase and cancel all (but not less than all) of the outstanding Securities at a cash price equal to the volume weighted average price paid per Security for all Securities traded over the forty-five (45) trading days prior to the fifth (5th) trading day prior to the date of the Failure Purchase Notice (the “Failure Purchase Price”). If the Company has not issued the Failure Purchase Notice within such thirty (30) day period after the occurrence of a Failure Purchase Eligibility Date, it shall not be entitled to issue a Failure Purchase Notice and purchase and cancel the Securities until the next instance in which a Failure Purchase Eligibility Date occurs.
     16. Governing Law; Jurisdiction; Venue. THIS CVR CERTIFICATE AND THE CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR CERTIFICATE AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR CERTIFICATE AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR CERTIFICATE AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS CVR CERTIFICATE) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR CERTIFICATE AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR CERTIFICATE AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR

4

CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR CERTIFICATE AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS CVR CERTIFICATE), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

5

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the CVR Certificates referred to in the within-mentioned CVR Agreement.

[•], as the Trustee
By:
Authorized Signatory

Dated: